                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                               TCA CABLE PARTNERS,

                          COX SOUTHWEST HOLDINGS, L.P.,

                      COX COMMUNICATIONS LOUISIANA, L.L.C.,

                                  COXCOM, INC.,

                           COX TELCOM PARTNERS, INC.,

                            COX COMMUNICATIONS, INC.

                                       AND

                          CEBRIDGE ACQUISITION CO. LLC

                                      DATED

                                OCTOBER 31, 2005

                                TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                                  ----
1.    DEFINED TERMS.........................................................................................        2

2.    SALE AND PURCHASE OF TRANSFERRED ASSETS................................................................      17

      2.1      Agreement to Sell and Purchase................................................................      17

      2.2      Excluded Assets...............................................................................      18

      2.3      Deposit Escrow................................................................................      20

      2.4      Purchase Price................................................................................      20

      2.5      Allocation of Purchase Price..................................................................      20

      2.6      Adjustments to the Purchase Price.............................................................      21

      2.7      Assumption of Assumed Liabilities.............................................................      25

      2.8      Cox Name; Affiliated Services.................................................................      25

      2.9      Rights of First Refusal.......................................................................      26

3.    REPRESENTATIONS AND WARRANTIES OF SELLERS..............................................................      26

      3.1      Organization, Standing and Authority..........................................................      26

      3.2      Authorization and Binding Obligation..........................................................      27

      3.3      Absence of Conflicting Terms; Consents........................................................      27

      3.4      Governmental Permits..........................................................................      28

      3.5      Financial Statements..........................................................................      29

      3.6      Personal Property.............................................................................      29

      3.7      Real Property.................................................................................      30

      3.8      Contracts.....................................................................................      30

      3.9      Certain Information on Systems................................................................      32

      3.10     Taxes, Returns and Reports....................................................................      32

      3.11     Employee Benefit Plans........................................................................      33

      3.12     Labor Relations...............................................................................      33

      3.13     Legal Proceedings/Compliance with Laws........................................................      33

      3.14     Environmental Matters.........................................................................      34

      3.15     FCC and Copyright Compliance..................................................................      34

      3.16     Intellectual Property.........................................................................      35

      3.17     Conduct of Business in Ordinary Course........................................................      36

      3.18     Transactions with Affiliates..................................................................      36

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                  PAGE
                                                                                                                  ----
      3.19     Bonds; Letters of Credit......................................................................      36

      3.20     Brokers of Sellers............................................................................      36

      3.21     Acquired Companies............................................................................      36

      3.22     Sufficiency of Transferred Assets.............................................................      38

      3.23     Accounts Receivable...........................................................................      38

      3.24     Overbuilds....................................................................................      38

4.    REPRESENTATIONS AND WARRANTIES OF BUYER................................................................      38

      4.1      Organization, Standing and Authority..........................................................      38

      4.2      Authorization and Binding Obligation..........................................................      38

      4.3      Absence of Conflicting Agreements.............................................................      39

      4.4      Buyer Qualification...........................................................................      39

      4.5      Availability of Funds.........................................................................      39

      4.6      Brokers of Buyer..............................................................................      40

5.    SPECIAL COVENANTS OF THE PARTIES.......................................................................      40

      5.1      Conduct of the Business of the Systems Prior to Closing.......................................      40

      5.2      Financial and Operational Information.........................................................      43

      5.3      Consents and Replacement Agreements...........................................................      44

      5.4      HSR Act Filing................................................................................      47

      5.5      Transfer Taxes, Etc...........................................................................      47

      5.6      Bonds, Letters of Credit, Etc.................................................................      48

      5.7      Transition Services; Intellectual Property....................................................      48

      5.8      Covenants Regarding Employee Matters..........................................................      48

      5.9      Environmental Investigations..................................................................      50

      5.10     Risk of Loss..................................................................................      52

      5.11     Subscriber Information........................................................................      52

      5.12     Cure..........................................................................................      53

      5.13     Disclosure....................................................................................      53

      5.14     No Other Representations or Warranties........................................................      53

      5.15     Access to Books and Records...................................................................      54

      5.16     Programming Agreements........................................................................      55

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                  PAGE
                                                                                                                  ----
      5.17     Cooperation; Commercially Reasonable Efforts..................................................      56

      5.18     Non-Competition, Non-Solicitation.............................................................      56

      5.19     No Shop.......................................................................................      57

      5.20     Cooperation with Financing....................................................................      57

      5.21     Title Commitments; Surveys; Lien Searches.....................................................      58

      5.22     Inventory.....................................................................................      58

      5.23     Assets Owned by Parent's Affiliates other than Sellers........................................      58

      5.24     Update of Certain Schedules...................................................................      58

      5.25     Transition Planning...........................................................................      59

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLERS TO CLOSE......................................      59

      6.1      Conditions Precedent to Obligations of Buyer to Close.........................................      59

      6.2      Conditions Precedent to Obligations of Sellers to Close.......................................      60

7.    CLOSING AND CLOSING DELIVERIES.........................................................................      61

      7.1      Closing.......................................................................................      61

      7.2      Deliveries by Sellers.........................................................................      62

      7.3      Deliveries by Buyer...........................................................................      63

8.    TERMINATION............................................................................................      64

      8.1      Method of Termination.........................................................................      64

      8.2      Rights Upon Termination.......................................................................      65

      8.3      Other Termination Provisions..................................................................      66

9.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION.........................................      67

      9.1      Representations, Warranties and Covenants.....................................................      67

      9.2      Indemnification by Sellers....................................................................      67

      9.3      Indemnification by Buyer......................................................................      68

      9.4      Procedure for Indemnification.................................................................      68

      9.5      Limitation on Indemnification; Exclusive Remedy; Time Period..................................      69

10.   MISCELLANEOUS..........................................................................................      70

      10.1     Primary and Secondary Transfers...............................................................      70

      10.2     Notices.......................................................................................      72

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                                  PAGE
                                                                                                                  ----
      10.3     No Assignment; Benefit and Binding Effect.....................................................      73

      10.4     Bulk Transfer.................................................................................      73

      10.5     Governing Law.................................................................................      73

      10.6     Waiver of Jury Trial..........................................................................      73

      10.7     Submission to Jurisdiction; Venue.............................................................      73

      10.8     Headings......................................................................................      74

      10.9     Gender and Number.............................................................................      74

      10.10    Entire Agreement..............................................................................      74

      10.11    Further Assurances............................................................................      74

      10.12    Waiver of Compliance; Consents................................................................      74

      10.13    Severability..................................................................................      74

      10.14    Counterparts..................................................................................      75

      10.15    No Third Party Beneficiaries..................................................................      75

      10.16    Construction..................................................................................      75

      10.17    Public Announcements..........................................................................      75

      10.18    No Personal Liability.........................................................................      75

      10.19    Expenses......................................................................................      75

      10.20    Guarantee.....................................................................................      75

                             EXHIBITS AND SCHEDULES

The following exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Commission upon request.

Exhibit A                  Required Programming Agreement
Exhibit B                  Deposit Escrow Agreement
Exhibit C                  Transition Services Agreement
Exhibit D                  Intellectual Property License Agreement
Exhibit E                  Bill of Sale
Exhibit F                  Assumption Agreement
Exhibit G                  Management Agreement
Exhibit H                  Outsourcing Agreement

Schedule A-1               California System
Schedule A-2               MAC System
Schedule A-3               North Carolina System
Schedule A-4               West Texas System
Schedule C                 CNC Governmental Permits
Schedule E                 TCAC Governmental Permits
Schedule G                 CTT Governmental Permits
Schedule 1.51(a)           Seller Knowledgeable Individuals
Schedule 1.51(b)           Buyer Knowledgeable Individuals
Schedule 1.56              Master Carrier Agreements
Schedule 1.57              Master CBI Agreements
Schedule 1.64              Certain Advertising Sales Representation Agreements
Schedule 1.65              Non-Exclusive Pole Attachment Agreements
Schedule 1.66              Non-Exclusive Retransmission Agreements
Schedule 1.75(a)           Programmer Optional Programming Agreements
Schedule 1.75(b)           Certain Programmer Optional Programming Agreements
Schedule 1.86              Severance Maximum
Schedule 1.100             Non-Exclusive Contracts
Schedule 1.101             Transferred Domain Names
Schedule 1.102             Transferred Motor Vehicles
Schedule 1.103             2005 Operating Cash Flow Methodology
Schedule 2.1.8             Certain Transferred Assets
Schedule 2.2               Certain Excluded Assets
Schedule 2.6.1(i)          Budgeted Capital Expenditures
Schedule 2.6.1(ii)(E)      Real Property Capitalized Leases
Schedule 2.7.5             Other Assumed Liabilities
Schedule 2.8.2             Affiliate Services
Schedule 2.8.3             Retained Telecommunications Authorizations
Schedule 2.9               The RGU Adjustment Factor
Schedule 3.3               Certain Sellers' Consents
Schedule 3.4(a)            All Governmental Permits
Schedule 3.4(b)            Exceptions to Governmental Permits
Schedule 3.4(c)            Non-exclusive and excluded Governmental Permits
Schedule 3.7               Real Property
Schedule 3.8.1             Binding Effect of Material Transferred Contracts
Schedule 3.8.2             Real Property Leases

Schedule 3.8.3             Material Exclusive Retransmission Consent Agreements
Schedule 3.8.4             Material Exclusive Pole Attachment Agreements
Schedule 3.8.5             Material Exclusive Programming Agreements
Schedule 3.8.6             Material Exclusive Cox Media Agreements
Schedule 3.8.7             Certain Other Transferred Contracts
Schedule 3.8.8             Certain Included Contracts
Schedule 3.8.9             Material Non-Exclusive Retransmission Consent Agreements
Schedule 3.8.10            Non-Exclusive Cox Media Agreements
Schedule 3.8.11            Material Master CBI Agreements
Schedule 3.8.12            Master Carrier Agreements
Schedule 3.9(a)            Systems Information (Plant Miles)
Schedule 3.9(b)            Systems Information (Bandwidth)
Schedule 3.9(c)            Systems Information (Subscribers)
Schedule 3.11              Employee Benefit Plans
Schedule 3.13.1            Legal Proceedings
Schedule 3.13.2            Compliance with Legal Rules
Schedule 3.15.1            FCC Compliance
Schedule 3.15.2            Certain Franchising Authorities Matters
Schedule 3.16.1            Intellectual Property
Schedule 3.16.3            Intellectual Property Licenses
Schedule 3.17              Conduct of Systems
Schedule 3.18              Affiliate Transactions
Schedule 3.19              Bonds; Letters of Credit
Schedule 3.21.3            Capitalization of Acquired Companies
Schedule 3.21.5            Assets and Liabilities
Schedule 3.22              Sufficiency of Assets
Schedule 3.24              Overbuilds
Schedule 4.4               Buyer Qualification
Schedule 4.6               Brokers of Buyers
Schedule 5.1               Conduct of Systems prior to Closing
Schedule 5.1.2(viii)       Rate Increases
Schedule 5.3               Consents
Schedule 5.8.5             Sellers' Severance Benefits Plan
Schedule 5.22              Minimum Inventory Commitment
Schedule 6.1.5             Required Consents

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT is dated October 31, 2005, by and among TCA Cable Partners, a Delaware general partnership ("TCAP"), Cox Southwest Holdings, L.P., a Texas limited partnership ("CSWH"), Cox Communications Louisiana, L.L.C., a Delaware limited liability company ("CCL"), CoxCom, Inc., a Delaware corporation ("COXCOM"), and Cox Telcom Partners, Inc., a Delaware corporation ("CTP") (TCAP, CSWH, CCL, CoxCom and CTP each a "SELLER" and collectively, the "SELLERS"), and Cox Communications, Inc., a Delaware corporation ("PARENT"), on the one hand, and Cebridge Acquisition Co. LLC, a Delaware limited liability company ("BUYER"), on the other hand.

                                    RECITALS:

      A. Sellers own and operate the cable television systems serving the communities identified on SCHEDULE A-1 (the "CALIFORNIA SYSTEM"), SCHEDULE A-2 (the "MAC SYSTEM"), SCHEDULE A-3 (the "NORTH CAROLINA System") and SCHEDULE A-4 (the "WEST TEXAS SYSTEM") (the California System, the MAC System, the North Carolina System and the West Texas System, each, a "SYSTEM" and collectively, the "SYSTEMS").

      B. Sellers desire to sell, and Buyer desires to buy, certain of the Sellers' assets used exclusively in the operation of the Systems for the price and on the terms and conditions hereinafter set forth.

      C. Cox North Carolina Telcom, L.L.C., a Delaware limited liability company ("CNC"), holds the Governmental Permits set forth on SCHEDULE C hereto.

      D. CoxCom holds all the issued and outstanding membership interests of CNC (the "CNC INTERESTS").

      E. TCA Communications, L.L.C., a Texas limited liability company ("TCAC"), holds the Governmental Permits set forth on SCHEDULE E hereto.

      F. CoxCom holds all the issued and outstanding membership interests of TCAC (the "TCAC INTERESTS").

      G. Cox Texas Telcom, L.P., a Delaware limited partnership ("CTT"), holds the Governmental Permits set forth on SCHEDULE G hereto.

      H. CoxCom holds all the issued and outstanding limited partnership interests of CTT and CTP holds all the issued and outstanding general partnership interests of CTT (collectively, the "CTT INTERESTS").

      I. CoxCom and CTP desire to sell, and Buyer desires to buy from CoxCom and CTP all of the CNC Interests, TCAC Interests and CTT Interests as part of the Transferred Assets hereunder and on the terms and conditions hereinafter set forth.

      J. As further inducement for Buyer to enter into this Agreement, pursuant to Section 10.20, Parent is guaranteeing all of the obligations of Sellers under this Agreement.

                                   AGREEMENTS:

      In consideration of the above recitals and the covenants and agreements contained herein, Buyer and Sellers agree as follows:

1.    DEFINED TERMS

      The following terms shall have the following meanings in this Agreement:

      1.1 "ACCOUNTS RECEIVABLE" means the sum of (a) Advertising Accounts Receivable, (b) Cable Accounts Receivable, (c) Commercial Accounts Receivable and (d) National Advertising Accounts Receivable.

      1.2 "ACCRUED VACATION" means with respect to any Sellers Employee who becomes a Transferred Employee, the accrued vacation and personal days to which such Transferred Employee is entitled under the plans or policies of Sellers or Sellers' Affiliates as of the Adjustment Time.

      1.3 "ACQUIRED COMPANY" means CNC, CTT or TCAC, as the case may be.

      1.4 "ADJUSTMENT TIME" means 11:59 p.m. on the day prior to the Closing
Date.

      1.5 "ADVERTISING ACCOUNTS RECEIVABLE" means the rights of a Seller or Acquired Company to payment relating to the Systems for advertising time relating to the Systems for local or regional accounts provided by such Seller or Acquired Company prior to the Adjustment Time.

      1.6 "AFFILIATE" means with respect to a Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

      1.7 "AGREEMENT" means this Asset Purchase Agreement.

      1.8 "BASIC CABLE TELEVISION SERVICE" means the lowest tier of video programming offered by a System consistent with Section 76.901(a) of the FCC's regulations, 47 C.F.R. Section 76.901(a).

      1.9 "BASIC SUBSCRIBER" means (a) with respect to residential single unit accounts, each customer with a subscription to Basic Cable Television Service,
(b) with respect to residential bulk accounts, each customer with a primary outlet served pursuant to a subscription to Basic Cable Television Service and
(c) with respect to commercial accounts, each customer with a subscription to Basic Cable Television Service, in each case excluding Delinquent Accounts and Excluded Subscribers.

      1.10 "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banking institutions in either Atlanta, Georgia or New York, New York are authorized or obligated by law or executive order to be closed.

      1.11 "CABLE ACCOUNTS RECEIVABLE" means the rights of a Seller or Acquired Company to payment relating to the Systems for residential and commercial video services, residential telephony services and residential high speed internet services provided by such Seller or Acquired Company prior to the Adjustment Time.

      1.12 "CLOSING" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article 7.

      1.13 "CLOSING DATE" means the date on which the Closing occurs.

      1.14 "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or any subsequent legislative enactment thereof, each as in effect from time to time.

      1.15 "COMMERCIAL ACCOUNTS RECEIVABLE" means the rights of a Seller or Acquired Company to payment relating to the Systems for commercial telephony services and commercial high speed internet services provided by such Seller or Acquired Company prior to the Adjustment Time.

      1.16 "COMMUNICATIONS ACT" means the Communications Act of 1934, including the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Competition Act of 1992 and the Telecommunications Act of 1996, each as amended, and the FCC's rules, regulations and published policies and decisions thereunder, each as in effect from time to time.

      1.17 "CONSENT" means any consent, permit, waiver, authorization, approval or filing of, to or with any Governmental Authorities or other Persons that Sellers or Buyer is required to obtain for Buyer to own and operate the Transferred Assets, the Systems and the Acquired Companies on and after the Closing Date.

      1.18 "CONTRACT" means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease or license (other than a Franchise or Governmental Permit).

      1.19 "DELINQUENT ACCOUNT" means a customer account that (a) has physically been disconnected or (b) has a past due balance in excess of $25 (excluding late charges and amounts subject to a bona fide dispute) for more than ninety (90) days from the first day of the billing period for which the bill relates.

      1.20 "DIGITAL SUBSCRIBER" means (a) with respect to residential single unit accounts, each customer with a subscription to any digital tier offered by a System, (b) with respect to residential bulk accounts, each customer with a primary outlet served pursuant to a subscription to digital video programming offered by a System and (c) with respect to commercial accounts, each customer with a subscription to digital video programming offered by a System, in each case excluding Delinquent Accounts and Excluded Subscribers.

      1.21 "EMPLOYEE BENEFIT PLAN" means any employee benefit plan, within the meaning of Section 3(3) of ERISA, and each written stock option, stock appreciation right, restricted stock, stock purchase, stock unit, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, severance or benefits continuation or fringe benefit plan, program or agreement that provides benefits to Sellers Employees, including any Multiemployer Plan.

      1.22 "ENCUMBRANCE" means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, charge, option, right of first refusal, easement, proxy, voting trust or agreement or transfer restriction under any shareholder or similar agreement.

      1.23 "ENVIRONMENTAL LAW" means any Legal Rule relating to the handling, treatment, transportation or disposal of Hazardous Substances, the protection of the environment, natural resources or human health and safety as it relates to environmental protection, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Natural Environmental Policy Act and any and all analogous state and local laws.

      1.24 "EQUIPMENT" means all electronic and optical devices, trunk and distribution, service drop, coaxial and optical fiber cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, customer devices (including converters, encoders, transformers behind television sets and fittings), headend hardware and electronics (including, without limitation, origination, earth stations, antenna equipment transmission and distribution systems located on the premises of any of the Real Property, in vehicles or at repair facilities or on loan to any other system (other than the Systems) of Sellers and their Affiliates), test and measurement equipment, tools, construction equipment, vehicles, construction trailers, splicing tools, fiber splicing trailers, analog and digital studio equipment, computers, monitoring equipment of any kind, generators, equipment associated with the provisioning and routing of VoIP and high speed internet, office machines, TV sets and spares of any of the foregoing located at any of the Systems or in any vehicles, with respect to each of the foregoing listed items, owned, leased or held for use by a Seller or Acquired Company and used exclusively in connection with the ownership and operation of one or more of the Systems, plus such additions thereto and deletions therefrom between the date of this Agreement and the Closing Date as permitted by this Agreement.

      1.25 "EQUITY INTERESTS" mean any and all shares, interests, or other equivalent interests (however designated) in the equity of any Person, including capital stock, partnership interests and membership interests, and including any rights, options or warrants with respect thereto.

      1.26 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, as in effect from time to time.

      1.27 "EXCLUDED SUBSCRIBER" means, with respect to any residential single unit account, residential bulk unit account or commercial account, an account that both has not passed Sellers' credit scoring in accordance with Sellers' customary policies and has not made at least one (1) monthly payment in full.

      1.28 "EXCLUSIVE COX BUSINESS SERVICES AGREEMENT" means any agreement of any Seller or any Seller's Affiliate for the provision of video, data and/or telephony services sold to a commercial customer in connection with the operation of one or more of the Systems which does not also apply to the operation of any other cable television system that is not being sold pursuant to the terms of this Agreement and that is owned or operated by any Seller or Seller's Affiliate.

      1.29 "EXCLUSIVE COX MEDIA AGREEMENT" means any agreement of any Seller or any Seller's Affiliate for the provision of advertising sales and services or advertising sales representation in connection with the operation of one or more of the Systems which does not also apply to the operation of any other cable television system that is not being sold pursuant to the terms of this Agreement and that is owned or operated by any Seller or Seller's Affiliate.

      1.30 "EXCLUSIVE FCC LICENSE" means any FCC License that is used in the operation of one or more of the Systems, that is not used in connection with the operation of any other cable system that is not being sold pursuant to the terms of this Agreement and that is owned or operated by any Seller or Seller's Affiliate; provided, however, the term "Exclusive FCC License" shall not include any Telecommunications Authorization.

      1.31 "EXCLUSIVE GOVERNMENTAL PERMIT" means any Franchise, Exclusive FCC License and Exclusive Telecommunications Authorization and any other material license, permit or authorization used exclusively in the operation of one or more of the Systems granted or issued to any Seller or Acquired Company by any Governmental Authority, including all amendments thereto and renewals or modifications thereof.

      1.32 "EXCLUSIVE POLE ATTACHMENT AGREEMENT" means any pole attachment agreement, conduit agreement or similar license or right of any Seller or Acquired Company to use utility poles related to the operation of one or more of the Systems which does not also apply to the operation of any other cable television system that is not being sold pursuant to the terms of this Agreement and that is owned or operated by any Seller or Seller's Affiliate.

      1.33 "EXCLUSIVE PROGRAMMING AGREEMENT" means any programming agreement or programming carriage obligation of any Seller or Acquired Company related to the operation of one or more of the Systems which does not also apply to the operation of any other cable television system that is not being sold pursuant to the terms of this Agreement and that is owned or operated by any Seller or Seller's Affiliate.

      1.34 "EXCLUSIVE RETRANSMISSION CONSENT AGREEMENT" means any retransmission consent agreement, must carry notice or other related broadcast right or obligation of any Seller or Acquired Company related to the operation of one or more of the Systems which does not also apply to the operation of any other cable television system that is not being sold pursuant to the terms of this Agreement and is owned or operated by any Seller or Seller's Affiliate.

      1.35 "EXCLUSIVE TELECOMMUNICATIONS AUTHORIZATION" means any FCC Telecommunications Authorization or State Telecommunications Authorization that authorizes any Seller or Seller's Affiliate to provide international, interstate or intrastate Telecommunications Services over a System, that is not being used in connection with the operation of any other cable system that is not being sold pursuant to the terms of this Agreement and that is owned or operated by any Seller or Seller's Affiliate; provided, however, the term "Exclusive Telecommunications Authorization" shall not include any Franchise or FCC License.

      1.36 "FCC" means the Federal Communications Commission.

      1.37 "FCC LICENSE" means any license, permit, registration or authorization granted or issued by the FCC to any Seller or Acquired Company and used in the operation of one or more of the Systems, including all amendments thereto and renewals or modifications thereof; provided, however, the term "FCC License" shall not include any Franchise or Telecommunications Authorization.

      1.38 "FCC TELECOMMUNICATIONS AUTHORIZATION" means an authorization granted or issued by the FCC to provide Telecommunications Services.

      1.39 "FRANCHISE" means any franchise, permit, license, resolution, contract, certificate, agreement or similar authorization, or any renewal thereof, issued by a Franchising Authority authorizing the construction and operation of a System; provided, however, the term "Franchise" shall not include any FCC License or Telecommunications Authorization.

      1.40 "FRANCHISING AUTHORITY" means any Governmental Authority which has issued a Franchise.

      1.41 "GAAP" means United States generally accepted accounting principles and practices as in effect from time to time.

      1.42 "GOVERNMENTAL AUTHORITY" means the United States government or any state, or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions on their behalf.

      1.43 "GOVERNMENTAL PERMIT" means any Franchise, FCC License and Telecommunications Authorization used in the operation of one or more of the Systems granted or issued to any Seller or Acquired Company by any Governmental Authority and any other material license, permit or authorization used in the operation of one or more of the Systems granted or issued to any Seller or Acquired Company by any Governmental Authority, including all amendments thereto and renewals or modifications thereof.

      1.44 "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, waste, hazardous or toxic substance, constituent, or material, including petroleum products and their derivatives, or other substances regulated under or pursuant to Environmental Law.

      1.45 "HIGH SPEED DATA SUBSCRIBER" means a residential primary outlet served pursuant to a subscription to any level of residential high speed data service, excluding Delinquent Accounts and Excluded Subscribers.

      1.46 "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the regulations promulgated by the Federal Trade Commission with respect thereto, as amended and in effect from time to time.

      1.47 [INTENTIONALLY OMITTED]

      1.48 "INDEPENDENT ACCOUNTING FIRM" means (a) an independent certified public accounting firm in the United States of national recognition (other than a firm which then serves as the independent auditor for any of Sellers or Buyer or any of their respective Affiliates) mutually acceptable to Sellers and Buyer or (b) if Sellers and Buyer are unable to agree upon such a firm, then Sellers, collectively, and Buyer shall each select a representative from one such firm and those two individuals shall select a third firm, in which event "Independent Accounting Firm" shall mean such third firm.

      1.49 "INITIAL ADJUSTMENT STATEMENT" means the unaudited statement of the Current Adjustment and the Operating Cash Flow Adjustment, delivered by Sellers to Buyer pursuant to Section 2.6.3.

      1.50 "INTELLECTUAL PROPERTY" means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof (collectively, "PATENTS"); (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (iii) all Internet domain names;
(iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, "COPYRIGHTS"); (iv) trade secrets ("TRADE SECRETS") and (v) all other intellectual property rights arising from or relating to Technology.

      1.51 "KNOWLEDGE" means, with respect to Sellers, the actual knowledge, after due inquiry, of the individuals set forth on SCHEDULE 1.51(a), and with respect to Buyer, the actual knowledge, after due inquiry, of the individuals set forth on SCHEDULE 1.51(b).

      1.52 "LEGAL RULES" mean any applicable statute, ordinance, code or other law, rule, regulation, order, or other written standard, requirement, policy or procedure enacted, adopted, promulgated, applied or followed, by any Governmental Authority applicable to the Transferred Assets or any of the Systems.

      1.53 "LEASED REAL PROPERTY" means leasehold interests in real estate held by any Seller or Acquired Company and used exclusively in connection with the ownership and operation of one or more of the Systems as of the date of this Agreement, plus such additions thereto and deletions therefrom between the date of this Agreement and the Closing Date as permitted by this Agreement.

      1.54 "LIABILITY" means debts, losses, Taxes, fines, penalties or obligations (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or undeterminable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) and all costs, expenses, damages, liabilities, losses, claims, judgments or settlements, including, without limitation, reasonable attorney and professional fees, imposed on or otherwise suffered by a Person related to the foregoing.

      1.55 "LICENSED INTELLECTUAL PROPERTY" means all Intellectual Property used in connection with the business or operations of one or more of the Systems, other than Transferred Intellectual Property.

      1.56 "MASTER CARRIER AGREEMENT" means (a) a master carrier agreement pursuant to which one or more Sellers or Seller's Affiliates lease network capacity (either as a lessor or lessee) and/or provide or use related Telecommunications Services listed on SCHEDULE 1.56 or (b) such other agreement listed on SCHEDULE 1.56.

      1.57 "MASTER CBI AGREEMENT" means a master Cox Business Internet agreement listed on SCHEDULE 1.57.

      1.58 "MATERIAL ADVERSE EFFECT" means any change, event or effect (1) that has been or would reasonably be likely to be materially adverse to the business, properties, liabilities, operations, assets or condition (financial or otherwise) of the Systems, taken as a whole, other than any of the following:
(a) matters affecting the cable television industry generally (including, without limitation, (i) any federal or state governmental actions, including without limitation, proposed or enacted legislation or regulations or (ii) accounting or litigation matters) that do not affect the Systems disproportionately from similarly situated participants in the cable industry;
(b) matters relating to or arising from local, regional or national economic conditions (including, without limitation, financial and capital markets) that do not affect the Systems disproportionately from similarly situated participants in the cable industry; (c) matters relating to or arising from the announcement or pendency of the transaction contemplated by this Agreement; (d) actions taken by Buyer or its Affiliates; (e) any changes in competition affecting the Systems; and (f) consequences of the taking of any action contemplated or required by this Agreement; or (2) that would prevent Sellers from performing their obligations hereunder and consummating the transactions contemplated hereby.

      1.59 "MATERIAL LEASED REAL PROPERTY" means the Leased Real Property that is the subject of a Material Real Property Lease.

      1.60 "MATERIAL REAL PROPERTY LEASE" means a Real Property Lease (a) that requires rent or other payments annually in excess of $50,000, (b) the subject of which is a headend, or (c) the subject of which is a call center.

      1.61 "MATERIAL TRANSFERRED CONTRACT" means each (a) Material Real Property Lease, (b) material Exclusive Pole Attachment Agreement, (c) material Exclusive Programming Agreement, (d) material Exclusive Retransmission Consent Agreement and (e) any other Contract that requires payment annually in excess of $250,000 and has a remaining stated term of longer than twelve (12) months from the date of this Agreement and which cannot be terminated on sixty (60) days' notice or less without the payment of any penalty.

      1.62 "MULTIEMPLOYER PLAN" means a plan, as defined in ERISA Section 3(37) or 4001(a)(3), to which Sellers or any trade or business which would be considered a single employer with Sellers under Section 4001(b)(1) of ERISA or part of the same "controlled group" as the Sellers under Section 302(d)(8)(C) of ERISA, contributed, contributes or is required to contribute that provides benefits to Sellers Employees.

      1.63 "NATIONAL ADVERTISING ACCOUNTS RECEIVABLE" means the rights of a Seller or Acquired Company to payment relating to the Systems for advertising time for accounts established or managed through National Cable Communications, KMAY (NBC), Cabletyme or CTV provided by such Seller or Acquired Company prior to the Adjustment Time.

      1.64 "NON-EXCLUSIVE COX MEDIA AGREEMENT" means (a) an agreement that applies to advertising sales for advertising both on cable television systems that are included within the Systems and on cable television systems that are not being sold pursuant to the terms of this Agreement and which are owned or operated by any Seller or Seller's Affiliate and (b) an advertising sales representation agreement or other agreement listed on SCHEDULE 1.64.

      1.65 "NON-EXCLUSIVE POLE ATTACHMENT AGREEMENT" means a pole attachment agreement granting rights to both cable television systems included within the Systems and cable television systems that are not being sold pursuant to the terms of this Agreement and which are owned or operated by any Seller or Seller's Affiliate and that are listed on SCHEDULE 1.65.

      1.66 "NON-EXCLUSIVE RETRANSMISSION CONSENT AGREEMENT" means a retransmission consent agreement granting rights to both cable television systems included within the Systems and cable television systems that are not being sold pursuant to the terms of this Agreement and which are owned or operated by any Seller or Seller's Affiliate and that are listed on SCHEDULE 1.66.

      1.67 "OTHER REAL PROPERTY INTEREST" means any interest in real property (other than Owned Real Property, Leased Real Property or Excluded Real Property) held by any Seller or Acquired Company and used exclusively in connection with the ownership and operation of one or more of the Systems as of the date of this Agreement, including easements, licenses, rights to access and rights-of-way, plus such additions thereto and deletions therefrom between the date of this Agreement and the Closing Date as permitted under this Agreement.

      1.68 "OWNED REAL PROPERTY" means fee simple interests in a parcel of real estate and the buildings and improvements thereon (other than Excluded Real Property) owned by any Seller or Acquired Company and used exclusively in connection with the ownership and operation of one or more of the Systems as of the date of this Agreement, plus such additions thereto and deletions therefrom between the date of this Agreement and the Closing Date as permitted under this Agreement. The term "Owned Real Property" does not include any Other Real Property Interests or Leased Real Property.

      1.69 "PERMITTED ENCUMBRANCES" mean any of the following liens or encumbrances: (a) landlord's liens for sums not yet due or being diligently contested in good faith; (b) liens for current Taxes, assessments and governmental charges not yet due or being contested in good faith by appropriate proceedings; (c) liens arising out of judgments or awards against a Seller or

Acquired Company with respect to which at the time there shall be a prosecution for appeal or there shall be a proceeding to review or the time limit has not yet run for such an appeal or review with respect to such judgment or award; (d) liens of carriers, warehousemen, mechanics, laborers, and materialmen and other similar statutory liens incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith; (e) liens (other than Encumbrances imposed by ERISA) incurred in the ordinary course of business in connection with worker's compensation and unemployment insurance or similar laws; (f) with respect to Real Property, leases, easements, rights to access, rights-of-way, mineral rights or other similar reservations, restrictions or defects of title, in each such instance any of which either individually or in the aggregate, do not materially affect the operations of any System as currently operated; (g) liens, liabilities or encumbrances which are, or are related to, Assumed Liabilities including, without limitation, liens on leased Personal Property and Leased Real Property; (h) leasehold interests in real property leased to third parties by a Seller; and (i) restrictions set forth in, or rights granted to Franchising Authorities or other Governmental Authorities as set forth in, the Franchises, Governmental Permits or Legal Rules.

      1.70 "PERSON" means any individual, corporation, limited liability company, partnership, company, sole proprietorship, joint venture, trust, estate, association, organization, Governmental Authority or other entity.

      1.71 "PERSONAL PROPERTY" means all of the tangible and intangible personal property (other than personal property specifically listed on SCHEDULE 2.2) owned or leased by a Seller or Acquired Company and used exclusively in connection with the ownership and operation of one or more of the Systems as of the date of this Agreement, including, without limitation, Exclusive Governmental Permits, Transferred Contracts, Petty Cash, Accounts Receivable, Equipment, Subscriber Information, customer lists and billing records for the Systems, Transferred Intellectual Property, Transferred Motor Vehicles, office furnishings and office equipment, plus such additions thereto and deletions therefrom between the date of this Agreement and the Closing Date as permitted under this Agreement.

      1.72 "PETTY CASH" means petty cash at locations in the Systems in an amount not to exceed $100,000.00 in the aggregate.

      1.73 "POST-CLOSING ADJUSTMENT STATEMENT" means the unaudited statement of the Current Adjustment and the Operating Cash Flow Adjustment delivered by Buyer to Sellers pursuant to Section 2.6.3(ii).

      1.74 "PROGRAMMER" means the party to the Programmer Optional Programming Agreements, other than one of the Sellers or an Affiliate of one of the Sellers.

      1.75 "PROGRAMMER OPTIONAL PROGRAMMING AGREEMENTS" mean those programming agreements for the programming networks listed on SCHEDULE 1.75(a) and SCHEDULE 1.75(b) unless a Programmer who is a party to a Programmer Optional Programming Agreement elects not to exercise its option to require Buyer to assume such programming agreement.

      1.76 "PURCHASED INTERESTS" mean the CNC Interests, CTT Interests and TCAC Interests.

      1.77 "REAL PROPERTY" means the Owned Real Property, Leased Real Property and Other Real Property Interests.

      1.78 "REAL PROPERTY LEASE" means a lease agreement the subject of which is Leased Real Property.

      1.79 "REQUIRED PROGRAMMING AGREEMENT" means an affiliation agreement with Cox Communications Louisiana, LLC substantially in the form attached hereto as EXHIBIT A.

      1.80 "REVENUE GENERATING UNITS" or "RGUS" mean the sum of (a) Basic Subscribers, (b) Digital Subscribers, (c) High Speed Data Subscribers and (d) Telephony Subscribers.

      1.81 "SELLERS EMPLOYEES" mean those employees of any Seller or any Acquired Company who work primarily at or for one or more of the Systems or any Acquired Company.

      1.82 "SEPARATED ADVERTISING SALES RIGHTS" mean those rights and obligations relating to one or more of the Systems which arise under a Non-Exclusive Cox Media Agreement, subject to the terms and conditions of such Non-Exclusive Cox Media Agreement.

      1.83 "SEPARATED CARRIER RIGHTS" mean those rights and obligations relating to one or more of the Systems which arise under a Master Carrier Agreement, subject to the terms and conditions of such Master Carrier Agreement.

      1.84 "SEPARATED CBI RIGHTS" mean those rights and obligations relating to one or more of the Systems which arise under a Master CBI Agreement, subject to the terms and conditions of such Master CBI Agreement.

      1.85 "SEPARATED RETRANSMISSION RIGHTS" mean those retransmission consent rights and obligations relating to one or more of the Systems which arise under a Non-Exclusive Retransmission Consent Agreement, subject to the terms and conditions of such Non-Exclusive Retransmission Consent Agreement.

      1.86 "SEVERANCE MAXIMUM" means the amount set forth on SCHEDULE 1.86.

      1.87 "SOFTWARE" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing, in each case used in connection with the business or operations of one or more of the Systems, other than Transferred Intellectual Property, but including, without limitation, the proprietary software set forth on schedule A to the Intellectual Property License Agreement.

      1.88 "STATE CONSENT" means any Consent of a State Regulatory Authority required for (a) the sale of any Transferred Asset (including without limitation a State Telecommunications Authorization) used in the provision of Telecommunications Services by any of the Systems or

(b) the replacement by Buyer of the Telecommunications Authorizations set forth on SCHEDULE 2.8.3, as contemplated in Section 5.3.1(iii) of this Agreement.

      1.89 "STATE REGULATORY AUTHORITY" means any state Governmental Authority with authority over the provision of Telecommunications Service.

      1.90 "STATE TELECOMMUNICATIONS AUTHORIZATION" means an authorization granted or issued by a State Regulatory Authority to provide Telecommunications Services.

      1.91 "SUBSCRIBER INFORMATION" means personally identifiable information pertaining to customers, including, without limitation (a) names, (b) telephone numbers, (c) e-mail addresses, where available (d) billing addresses, (e) credit card numbers and expiration dates (for those subscribers who currently pay their monthly bills through automatic credit card payments) and (f) bank account numbers and routing numbers (for those subscribers who currently pay their monthly bills through automatic withdrawals from their bank accounts).

      1.92 "TAX RETURN" means any return, report or statement required to be filed with respect to any Tax (including any schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Sellers, any of their subsidiaries, or any of their Affiliates.

      1.93 "TAXES" mean all federal, state, local or foreign income, franchise, sales, use, ad valorem, value added, net or gross proceeds, gains, profits, capital, withholding, payroll, employment, unemployment, social security, workers' compensation, license, excise or real or personal property taxes, customs, duties, fees and charges or levies of any kind, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto, and any liability in respect of any items described above payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

      1.94 "TAXING AUTHORITY" means the Internal Revenue Service of the United States and any other Governmental Authority responsible for the administration of any Tax.

      1.95 "TECHNOLOGY" means, collectively, all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

      1.96 "TELECOMMUNICATIONS AUTHORIZATION" means any FCC Telecommunications Authorization or State Telecommunications Authorization that authorizes any Seller or a Seller's Affiliate to provide international, interstate or intrastate Telecommunications Services over a

System; provided, however, the term "Telecommunications Authorization" shall not include any Franchise or FCC License.

      1.97 "TELECOMMUNICATIONS SERVICE" shall have the meaning set forth in
Section 3(46) of the Communications Act as of the date of this Agreement, 47 U.S.C. Section 153(46).

      1.98 "TELEPHONY SUBSCRIBER" means a residential primary outlet served pursuant to a subscription to any level of circuit-switched or VoIP telephony service, excluding Delinquent Accounts and Excluded Subscribers.

      1.99 "TRANSFERRED ASSETS" mean such tangible and intangible assets owned or leased by any Seller which are to be sold and transferred to Buyer pursuant to Section 2.1.

      1.100 "TRANSFERRED CONTRACTS" mean any of the following Contracts (other than any Contracts that are Excluded Assets) that are either (a) in effect on the date of this Agreement (other than those that expire by their terms and are not renewed prior to the Closing) or (b) entered into by either any Seller or any Acquired Company between the date of this Agreement and the Closing Date as permitted under this Agreement:

            i. Exclusive Pole Attachment Agreements;

            ii. Exclusive Retransmission Consent Agreements;

            iii. Exclusive Programming Agreements;

            iv. Exclusive Cox Media Agreements;

            v. Exclusive Cox Business Services Agreements; and

            vi. any of the following Contracts to which any Seller or Acquired Company is a party and which relates exclusively to either the Transferred Assets or the business or operations of one or more of the Systems:

                  A. personal property leases;

                  B. Real Property Leases;

                  C. tower leases (for which a Seller is a lessor or lessee);

                  D. subscription agreements with customers for cable, internet and telephony services provided by the Systems (other than Exclusive Cox Business Services Agreements);

                  E. maintenance agreements;

                  F. railroad crossing agreements;

                  G. Other Real Property Interest agreements; and

                  H. other agreements

            vii. non-exclusive Contracts listed on SCHEDULE 1.100.

      1.101 "TRANSFERRED INTELLECTUAL PROPERTY" means (i) all Seller-owned internet domain names set forth on SCHEDULE 1.101 that are used exclusively in connection with the business or operations of one or more of the Systems and
(ii) the right to use the company name "TCA Communications, L.L.C." in full, but not any abbreviation or derivation thereof.

      1.102 "TRANSFERRED MOTOR VEHICLES" means the motor vehicles used exclusively in connection with the ownership and operation of one or more of the Systems (it being understood that at or prior to Closing, Sellers shall, at their expense, discharge any operating or capitalized master lease agreements or lease agreements relating to vehicles used exclusively in connection with the business or operations of one or more of the Systems), including those motor vehicles described in SCHEDULE 1.102, except as the vehicles listed thereon may be changed, replaced, or disposed of from time to time in the ordinary course of business consistent with past practices after the date hereof.

      1.103 "2005 OPERATING CASH FLOW" shall mean for the period from January 1 through December 31, 2005, an amount equal to the following:

            i. As such amounts are set forth in the December 31, 2005 Audited Financial Statement (as defined in Section 5.2.1 below), the revenues of the Systems less cost of services (excluding depreciation and amortization) and selling, general and administrative expenses (excluding depreciation and amortization); plus

            ii. The sum of the following items:

                  A. general corporate overhead expense, allocated to the Systems;

                  B. local overhead expense from regional offices of the Sellers or their Affiliates, for services provided to one or more of the Systems;

                  C. non-recurring items of an unusual nature and amounts in connection with: (1) the transactions contemplated by this Agreement, including, without limitation, incentive bonuses and like items and the restructuring in the MAC System; (2) Hurricane Rita and other natural disasters; and (3) amounts incurred in respect of long-term incentive plans, unit appreciation plans and like items; and

                  D. amounts associated with:

                        (1) adjustments to reflect the difference between the programming rates allocated to the Systems by Parent and the actual effective contractual rates associated with premium programming services provided by the Systems;

                        (2) up to Five Million Dollars ($5,000,000.00) of the sum of:

                              (aa) adjustments to reflect the amount of indirect
costs capitalized in connection with the construction of cable transmission and distribution facilities and capitalized installation services based on a change from the rate applicable to Parent and its subsidiaries, taken as a whole, to that applicable to the Systems considered as a stand-alone entity; and

                              (bb) adjustments for recognition of changes in the
materiality standard in respect of recognition of programming incentives, taking into account the difference in size between the Systems considered as a stand-alone entity compared to Parent and its subsidiaries, taken as a whole.

With respect to the foregoing allocations, adjustments and the like in clause
(ii) (A) - (D) above, such allocations, adjustments and the like shall be made in a manner consistent with the methodology and practices used in determining similar allocations, adjustments and the like for 2004, as illustrated in
SCHEDULE 1.103 attached hereto.

With respect to the foregoing, any reference to a System or Systems shall include any cable system included in such System to the extent relevant.

      1.104 "2005 OPERATING CASH FLOW TARGET" shall mean Two Hundred Fifty-Seven Million Nine Hundred Thousand Dollars ($257,900,000.00).

      1.105 "WARN ACT" means the Worker Adjustment and Retraining Notification Act, as amended and as in effect from time to time.

      1.106 List of Additional Definitions. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term                                                          Section
----                                                          -------
Acquisition Transaction                                       5.19.1
Additional New Court TV Analog Subscribers                    5.16.4
Antitrust Division                                            5.4
Audited Financial Statements                                  3.5
Assumed Liabilities                                           2.7.1
Assumption Agreement                                          7.2.2
Bill of Sale                                                  7.2.1
Brokerage Services                                            3.20
Buyer                                                         Preamble
Buyer Indemnified Parties                                     9.2
California System                                             Recitals
Cap                                                           9.5.2
CCL                                                           Preamble
Claimant                                                      9.4.1
CNC                                                           Recitals
CNC Interests                                                 Recitals
COBRA                                                         5.8.3

Copyright Act                                                 3.15.3
Copyright Filings                                             3.15.3
Copyrights                                                    1.50
Court TV Minimum                                              5.16.4
CoxCom                                                        Preamble
CSWH                                                          Preamble
CTT                                                           Recitals
CTT Interests                                                 Recitals
CTP                                                           Preamble
Current Adjustment                                            2.6.1
Current New Court TV Analog Subscribers                       5.16.4
December 31, 2005 Audited Financial Statements                5.2.1
Deductible                                                    9.5.1
Deposit                                                       2.3
Deposits                                                      2.6.1
Deposit Escrow Agreement                                      2.3
Designated Area                                               5.18.1
Direct Claim                                                  9.4.1
Eligible Employees                                            5.8.1
End Date                                                      8.1.3
Environmental Firm                                            5.9.1
Escrow Agent                                                  2.3
Excluded Assets                                               2.2
Excluded Real Property                                        2.2.15
Exclusion Notice                                              5.8.1
Financial Statements                                          3.5
Financing Commitments                                         4.5
Franchise Right of First Refusal                              2.9
FTC                                                           5.4
Indemnifying Party                                            9.4.1
Intellectual Property License Agreement                       5.7
MAC System                                                    Recitals
Management Agreement                                          10.1.3
North Carolina System                                         Recital
Operating Cash Flow Adjustment                                2.6.2
Outsourcing Agreement                                         10.1.4
Patents                                                       1.50
Pre-Closing Covenants                                         9.1
Prepaid Expenses                                              2.6.1
Programming Assumption Agreements                             5.16.1
Projections                                                   5.14.1
Purchase Price                                                2.4
Real Property Capitalized Leases                              2.6.1(ii)(E)
Related Agreements                                            3.2
Related Franchise Assets                                      10.1.1
Related Telecommunications Assets                             10.1.1

Reorganization Plan                                           5.8.7
Representatives                                               5.19.1
Required Action                                               5.9.1
Required Consents                                             6.1.5
Resale Certificates                                           5.5.3
Restricted Business                                           5.18.1
Retained Franchises                                           10.1.1
Retained Taxes                                                9.2.4
Retained Telecommunications Operation                         10.1.1
Sellers                                                       Preamble
Sellers Indemnified Parties                                   9.3
Severance Excess                                              5.8.7
Intellectual Property License Agreement                       5.7
SEC                                                           3.5
Subsequent Transfer                                           10.1.2
Survival Period                                               9.1
Systems                                                       Recitals
TCAC                                                          Recitals
TCAC Interests                                                Recitals
TCAP                                                          Preamble
Third Party Claim                                             9.4.1
Telcom Entities                                               3.4.1(ii)
Trade Secrets                                                 1.50
Transfer Taxes                                                5.5.1
Transferred Employees                                         5.8.1
Transition Services Agreement                                 5.7
Unaudited Financial Statements                                3.5
West Texas System                                             Recitals

2.    SALE AND PURCHASE OF TRANSFERRED ASSETS

      2.1 Agreement to Sell and Purchase. Subject to the terms and conditions set forth in this Agreement, Sellers hereby agree to sell, transfer and deliver to Buyer at Closing, and Buyer agrees to purchase from Sellers at Closing, all of the Transferred Assets listed below, free and clear of any Encumbrances, other than Permitted Encumbrances:

            2.1.1 The Personal Property;

            2.1.2 The Exclusive Governmental Permits (other than any Exclusive Governmental Permit set forth on SCHEDULE 2.2);

            2.1.3 The Real Property;

            2.1.4 Subject to Section 2.2.2, all books and records relating to the operation of the Systems and the Transferred Assets, including without limitation copies of the Transferred Contracts and all correspondence and memoranda relating thereto, Subscriber Information, customer records and all records required by the Franchising Authorities to be kept by the

Systems and the minute books and similar company records of the Acquired Companies (provided that Sellers may retain copies of company records of the Acquired Companies);

            2.1.5 Prepaid Expenses and Deposits;

            2.1.6 In accordance with and subject to the terms and conditions set forth in Section 5.16, the Required Programming Agreement and the Programmer Optional Programming Agreements, each solely with respect to the Systems;

            2.1.7 In accordance with and subject to the terms and conditions set forth in Section 5.3, the Separated Retransmission Rights, the Separated Carrier Rights, the Separated CBI Rights and the Separated Advertising Sales Rights;

            2.1.8 The assets listed in SCHEDULE 2.1.8;

            2.1.9 The Purchased Interests;

            2.1.10 The right to use the company name "TCA Communications, L.L.C." in full, but not any abbreviation or derivation thereof; and

            2.1.11 The goodwill and going concern value generated by Sellers with respect to the Systems; and

            2.1.12 Such other assets owned by Sellers and not specifically set forth above, used exclusively in the conduct of the business and operations of the Systems as conducted as of the date hereof by Sellers, other than Excluded Assets or those assets set forth on or described in SCHEDULE 3.22.

      2.2 Excluded Assets. Notwithstanding anything set forth in this Agreement to the contrary, the Transferred Assets shall exclude the following assets (collectively, the "EXCLUDED ASSETS"):

            2.2.1 Except for any Petty Cash, any Seller's cash on hand as of the Adjustment Time and all other cash, checks, drafts or cash equivalents in any Seller's bank, savings or lockbox accounts, including, without limitation, customer advance payments and deposits; any and all bonds, surety instruments, insurance policies and all rights and claims thereunder (except as specifically provided herein), letters of credit or other similar items, including, without limitation those listed on SCHEDULE 3.19, and any cash surrender value in regard thereto, and any stocks, bonds, certificates of deposit and similar investments (other than the Purchased Interests);

            2.2.2 Any books and records that any Seller is required by law to retain (provided that copies of such books and records will be made available to Buyer) or is otherwise prohibited by law to disclose and any correspondence, memoranda, books of account, Tax reports and Tax Returns (other than Tax reports and Tax Returns filed by the Acquired Companies and in possession of a Seller or an Affiliate of Seller) and the like related to the Systems and all files related to the Systems that are located at Parent's headquarters in Atlanta, Georgia, and Sellers' corporate minute books and other books and records related to internal company matters and financial relationships with Sellers' lenders and Affiliates;

            2.2.3 Any claims, rights and interest in and to any refunds of federal, state or local franchise, income or other Taxes or fees of any nature whatsoever for periods prior to the Adjustment Time including, without limitation, fees paid to the United States Copyright Office or any choses in action owned by Sellers relating to such refunds;

            2.2.4 All programming agreements (other than the Required Programming Agreement, the Exclusive Programming Agreements and, if applicable, the Programmer Optional Programming Agreements) of any Seller or any Affiliate of any Seller, including those relating to or benefiting the Systems;

            2.2.5 All retransmission consent agreements (other than Exclusive Retransmission Consent Agreements) of any Seller or any Affiliate of any Seller, including those relating to or benefiting the Systems including, without limitation, all rights under Non-Exclusive Retransmission Agreements (other than Separated Retransmission Rights);

            2.2.6 All pole attachment agreements (other than Exclusive Pole Attachment Agreements) of any Seller or any Affiliate of any Seller, including those relating to or benefiting the Systems;

            2.2.7 All corporate names, trademarks, trade names, domain names, service marks, service names, logos and similar proprietary rights of any Seller (including, without limitation, any use of the names "Cox" or "TCA" or any derivations thereof) whether or not used in the business or operations of the Systems (other than the company name "TCA Communications, L.L.C."), except for the Transferred Intellectual Property;

            2.2.8 Any and all assets and rights of any Seller that are not used exclusively in connection with, or do not relate exclusively to, the ownership and operation of one or more of the Systems, except for those assets or rights specifically set forth on SCHEDULE 2.1.8;

            2.2.9 All rights to receive fees or services from any Seller or any Affiliate of any Seller and any contracts, agreements or other arrangements between any Seller and an Affiliate of any Seller, other than pursuant to Transferred Contracts, Accounts Receivable or the Related Agreements;

            2.2.10 All equipment, Software and agreements related to any Seller's customer billing systems whether or not used exclusively or otherwise in the business of one or more of the Systems;

            2.2.11 Any Employee Benefit Plan and its related assets;

            2.2.12 All rights and licenses to Software, including without limitation, the Software owned, developed or used by Cox Media, L.L.C. used in connection with the operation of the Systems, other than pursuant to and in accordance with the terms and conditions set forth in the Intellectual Property License Agreement;

            2.2.13 All Governmental Permits (other than Exclusive Governmental Permits) of any Seller or any Seller's Affiliate, including those relating to or benefiting the Systems; and

            2.2.14 Licensed Intellectual Property.

            2.2.15 The (i) real property (the "Excluded Real Property") and (ii) other assets listed on SCHEDULE 2.2.

      2.3 Deposit Escrow. Within three Business Days of the execution and delivery of this Agreement by Sellers and Buyer, Buyer shall deliver a cash deposit in U.S. Dollars in an amount equal to Thirty-Five Million Dollars ($35,000,000.00) (the "DEPOSIT") to an escrow agent selected by Sellers and reasonably acceptable to Buyer ("ESCROW AGENT") to secure the timely performance and fulfillment of Buyer's obligations under this Agreement. The Deposit shall be held in an account and applied pursuant to the terms of that certain Deposit Escrow Agreement, substantially in the form attached hereto as EXHIBIT B (the "DEPOSIT ESCROW AGREEMENT"), with such changes requested by Escrow Agent and mutually acceptable to Buyer and Sellers, each acting reasonably, to be executed by Buyer, Sellers and Escrow Agent concurrently with the delivery of the Deposit. Notwithstanding anything to the contrary set forth herein, Sellers shall have the right to terminate this Agreement if Buyer fails to deliver the Deposit timely as provided for herein. The Deposit will be invested as provided in the Deposit Escrow Agreement. At the Closing, the amount of the Deposit, together with interest thereon, shall be delivered to Sellers and credited against the Purchase Price. In the event the transactions contemplated hereby are not consummated or in the event of a termination of this Agreement, the Deposit, together with interest thereon, shall be paid in accordance with
Section 8.2 hereof.

      2.4 Purchase Price. The purchase price for the Transferred Assets shall be Two Billion Five Hundred Fifty Million Dollars ($2,550,000,000.00) (the "PURCHASE PRICE"), which amount shall be adjusted as provided in Section 2.6 below. At the Closing, Buyer shall deliver to Sellers, via wire transfer(s) of immediately available funds in U.S. Dollars in accordance with Sellers' written instructions provided at least two (2) Business Days prior to the Closing, the Purchase Price (a) reduced by the amount of the Deposit, together with interest thereon, delivered to Sellers on the Closing Date pursuant to Section 2.3, above, and (b) subject to adjustment on the Closing Date as provided in Section 2.6, below.

      2.5 Allocation of Purchase Price. Sellers and Buyer agree to use good faith efforts to agree to an allocation of the aggregate purchase consideration among the Transferred Assets (and among the assets of each of CNC and TCAC and the Purchased Interests in CTT) in a manner consistent with Section 1060 of the Code and the United States Treasury Regulations promulgated thereunder within sixty (60) days after the Closing Date and, if Sellers and Buyer reach such agreement, then Sellers and Buyer agree (i) to file all income Tax forms and returns (including IRS Form 8594 or any successor form) in accordance with such allocation, (ii) to update such Tax forms or returns in accordance with the methods used in making the allocation to the extent necessary to reflect purchase price adjustments, and (iii) not to take any position before any taxing authority that is inconsistent with such allocation. If Sellers and Buyer shall not have agreed on such allocation by the sixtieth (60th) day following the Closing Date, then Sellers and Buyer shall have no further obligations pursuant to this Section 2.5, and each of Sellers and Buyer shall make its own determination of such allocation for financial and tax reporting purposes. For purposes of this Section 2.5, the Transferred Assets shall include the covenant not to compete in Section 5.18.

      2.6 Adjustments to the Purchase Price. The Purchase Price shall be subject to adjustment, as of the Adjustment Time, as follows:

            2.6.1 The Purchase Price shall be subject to:

                  (i) an increase in the Purchase Price by an amount equal to the sum of:

                        (A) 100% of the face amount of all Cable Accounts Receivable that are outstanding as of the Adjustment Time, no part of which is outstanding more than thirty (30) days from the first day of the period to which any outstanding bill relates;

                        (B) 91% of the face amount of all Cable Accounts Receivable that, as of the Adjustment Time, any part of which is outstanding more than thirty (30) days from the first day of the period to which any outstanding bill relates but no part of which is outstanding more than sixty
(60) days from the first day of the period to which any outstanding bill relates;

                        (C) 55% of the face amount of all Cable Accounts Receivable that, as of the Adjustment Time, any part of which is outstanding more than sixty (60) days from the first day of the period to which any outstanding bill relates but no part of which is outstanding more than ninety
(90) days from the first day of the period to which any outstanding bill relates;

                        (D) 100% of the face amount of all Commercial Accounts Receivable that are outstanding as of the Adjustment Time, no part of which is outstanding more than sixty (60) days from the first day of the period to which any outstanding bill relates;

                        (E) 75% of the face amount of all Commercial Accounts Receivable that, as of the Adjustment Time, any part of which is outstanding more than sixty (60) days from the first day of the period to which any outstanding bill relates but no part of which is outstanding more than ninety
(90) days from the first day of the period to which any outstanding bill relates;

                        (F) 50% of the face amount of all Commercial Accounts Receivable that, as of the Adjustment Time, any part of which is outstanding more than ninety (90) days from the first day of the period to which any outstanding bill relates but no part of which is outstanding more than one hundred twenty (120) days from the first day of the period to which any outstanding bill relates;

                        (G) 100% of the face amount of all Advertising Accounts Receivable that are outstanding, as of the Adjustment Time, no part of which is outstanding more than one hundred twenty (120) days from the first day of the period to which any outstanding bill relates;

                        (H) 10% of the face amount of all Advertising Accounts Receivable that, as of the Adjustment Time, no part of which is outstanding more than one hundred twenty (120) days from the first day of the period to which any outstanding bill relates;

                        (I) 100% of the face amount of all National Advertising Accounts Receivable that are, as of the Adjustment Time, outstanding;

                        (J) all normal and customary prepaid expenses relating to the ownership or operation of any of the Transferred Assets or Acquired Companies, and for which it is reasonably expected that Buyer will receive a benefit within twelve (12) months following the Closing, which prepaid expenses shall be prorated between Sellers and Buyer as of the Adjustment Time in accordance with GAAP, and which prepaid expenses, by way of example, shall include: real and personal property taxes and assessments levied against the Transferred Assets; real and personal property rentals (other than capitalized leases); pole rentals; power and utility charges; applicable franchise, copyright or other business and license fees, sales and service charges; and similar items (such expenses, the "PREPAID EXPENSES");

                        (K) the outstanding amount of all deposits relating to the Systems paid by any Seller or Affiliate of any Seller prior to the Adjustment Time (the "DEPOSITS");

                        (L) an amount equal to the excess of capital expenditures (excluding customer premise equipment) made with respect to the Systems during the portion of the applicable period set forth on SCHEDULE 2.6.1(i) that occurs before the Adjustment Time, in the aggregate, over the amount of the aggregate budgeted capital expenditures (excluding customer premise equipment) for the Systems set forth on SCHEDULE 2.6.1(i) for such portion of said period, on a prorated basis, but only to the extent that Buyer has approved such excess expenditures; provided, however, in the event that Buyer does not approve such expenditure, Sellers, notwithstanding anything to the contrary set forth in this Agreement, shall not be obligated to make any such expenditure;

                        (M) Petty Cash; and

                        (N) an amount equal to the Severance Excess, if any;

                  (ii) a decrease in the Purchase Price by an amount equal to the sum of:

                        (A) all customer advance payments and deposits from customers relating to the Systems paid to any Seller and retained by any Seller subsequent to the Closing;

                        (B) all normal and customary accrued and unpaid expenses of the kind itemized in Section 2.6.1(i)(J) above relating to the ownership or operation of any of the Transferred Assets or Acquired Companies, which accrued and unpaid expenses shall be prorated between Sellers and Buyer as of the Adjustment Time in accordance with GAAP;

                        (C) an amount, if any, equal to the monetary amount of the type of Permitted Encumbrance contemplated in clause (d) of the definition of Permitted Encumbrance;

                        (D) all Accrued Vacation of the Transferred Employees as of the Adjustment Time; and

                        (E) An amount equal to the net book value of the liability, as of the Adjustment Time, under the real property capitalized leases listed on SCHEDULE 2.6.1(ii)(E) (the "REAL PROPERTY CAPITALIZED LEASES"), determined in accordance with GAAP (it being understood and agreed that Buyer shall assume all obligations under such leases relating to the period after the Adjustment Time); and

                        (F) an amount equal to the deficit of capital expenditures (excluding customer premise equipment) made with respect to the Systems during the portion of the applicable period set forth on SCHEDULE 2.6.1(i) that occurs before the Adjustment Time, in the aggregate, below the amount of the aggregate budgeted capital expenditures (excluding customer premise equipment) for the Systems set forth on Schedule 2.6.1(i) for such portion of said period, on a prorated basis;

                        (G) the amount set forth in Section 2.9, if applicable.

The adjustment provided for in this Section 2.6.1 is referred to herein as the "CURRENT ADJUSTMENT."

            2.6.2 If the 2005 Operating Cash Flow is less than the 2005 Operating Cash Flow Target, then the Purchase Price shall be reduced by an amount equal to ten (10) times the amount of the difference between the 2005 Operating Cash Flow Target and the 2005 Operating Cash Flow. If 2005 Operating Cash Flow equals or exceeds the 2005 Operating Cash Flow Target, there shall be no adjustment hereunder. The adjustment, if any, provided for herein shall be referred to as the "OPERATING CASH FLOW ADJUSTMENT."

            2.6.3 For purposes of determining the adjustments to the Purchase Price to be made as of the Adjustment Time pursuant to Sections 2.6.1 and 2.6.2 above, Sellers and Buyer shall proceed as follows:

                  (i) At least seven (7) Business Days prior to the Closing, Sellers will deliver to Buyer the Initial Adjustment Statement, showing in reasonable detail a preliminary good faith estimate of the Current Adjustment and the Operating Cash Flow Adjustment, together with such documentation as may reasonably support Sellers' calculations set forth therein. Not less than five
(5) Business Days prior to the Closing Date, Buyer shall provide Sellers with any good faith objections to the Initial Adjustment Statement in writing, together with such documentation as may reasonably support Buyer's good faith objections. After considering Buyer's objections, Sellers shall make such revisions to the Initial Adjustment Statement as are mutually acceptable to the parties and shall deliver a revised Initial Adjustment Statement not less than one (1) day prior to the Closing Date, and the Purchase Price shall be adjusted on the Closing Date in accordance with such revised Initial Adjustment Statement. Any disagreements that may continue to exist with respect to the Initial Adjustment Statement shall be resolved in connection with the Post-Closing Adjustment Statement pursuant to Section 2.6.3(iv) below. Notwithstanding the foregoing, in the event Buyer disputes in good faith the amount of the Operating Cash Flow Adjustment, and the amount in dispute exceeds Five Million Dollars ($5,000,000.00), the amount in dispute shall be excluded from the Initial Adjustment Statement and the disputed amount shall be resolved pursuant to and in accordance with the provisions set forth in Section 2.6.3(iv) below; which procedures shall commence immediately following Closing. In the event any portion of such disputed amount is resolved in favor of Sellers pursuant to Section 2.6.3(iv), in addition to paying such amount resolved in favor of Sellers, Buyer shall pay interest to Sellers on the amount of such disputed amount resolved in favor of Sellers at the rate of 12% per annum accruing from the Closing Date until the amount is paid to Sellers. In the event any portion of an amount included in the Initial Adjustment Statement is ultimately resolved in favor of Buyer pursuant to Section 2.6.3(iv), in addition to paying such amount resolved in favor of Buyer, Sellers shall pay interest to Buyer on the amount of such disputed amount resolved in favor of Buyer at the rate of 12% per annum accruing from the Closing Date until the amount is paid to Buyer. Such amounts shall be paid within three (3) Business Days of receipt of the determination under Section 2.6.3(iv) below.

                  (ii) Within ninety (90) days after the Closing Date, Buyer shall deliver to Sellers the Post-Closing Adjustment Statement which shall set forth Buyer's determination of the Current Adjustment and the Operating Cash Flow Adjustment, together with such documentation as may reasonably support Buyer's calculations set forth therein and such other documentation relating to such Post-Closing Adjustment Statement as Sellers may reasonably request.

                  (iii) If Sellers shall in good faith conclude that the Post-Closing Adjustment Statement does not accurately reflect the adjustments to be made to the Purchase Price as of the Adjustment Time pursuant to Sections
2.6.1 and 2.6.2, Sellers shall, within sixty (60) days after their receipt of the Post-Closing Adjustment Statement, provide to Buyer a written statement of any discrepancies believed in good faith to exist, together with such documentation as may reasonably support Sellers' calculations set forth therein and such other documentation relating to such statement as Buyer may reasonably request.

                  (iv) Buyer and Sellers shall use good faith efforts to jointly resolve the discrepancies within thirty (30) days of Buyer's receipt of Sellers' written statement of discrepancies, which resolution, if achieved, shall be in writing and binding upon all parties to this Agreement and not subject to dispute or judicial review. If Buyer and Sellers do not resolve the discrepancies to their mutual satisfaction within such 30-day period, Buyer and Sellers shall, within the following ten (10) days, jointly engage the Independent Accounting Firm to review the Post-Closing Adjustment Statement, together with Sellers' discrepancy statement and any other relevant documents requested by the Independent Accounting Firm. The Independent Accounting Firm shall report its conclusions as to the adjustments to be made to the Purchase Price as of the Adjustment Time pursuant to Sections 2.6.1 and 2.6.2, which report shall be in writing, conclusive, final and binding on all parties to this Agreement and not subject to dispute or judicial review. After final resolution of all disputes with respect to the Post-Closing Adjustment Statement pursuant to the procedures set forth above, no party shall have the right to raise further adjustments or make any other claim in its favor. If, after adjustment as appropriate with respect to the amount of the aforesaid adjustments paid or credited at the Closing, Buyer, on the one hand, or Sellers, on the other hand, are determined to owe an amount to the other pursuant to the terms of this
Section 2.6.3(iv), the appropriate party shall pay such amount to the other within three (3) Business Days after receipt of such determination. The cost of retaining the Independent Accounting Firm shall be borne one-half by Buyer and one-half by Sellers.

      2.7 Assumption of Assumed Liabilities. Pursuant to the Assumption Agreement, Buyer shall assume, and shall pay, perform and discharge when due, the following Liabilities (the "ASSUMED LIABILITIES"):

            2.7.1 Accrued Vacation to the extent such Liabilities are taken into account in the determination of the Current Adjustment;

            2.7.2 all severance obligations, if any, to Transferred Employees arising out of the termination of employment after the Closing as set forth in
Section 5.8.5;

            2.7.3 Liabilities accrued or relating to periods from and after the Adjustment Time arising out of Buyer's ownership, leasing or use of the Transferred Assets, the Acquired Companies or operation of the Systems, including, without limitation, those Liabilities arising under any Transferred Contract or Exclusive Governmental Permit accrued or relating to periods from and after the Adjustment Time;

            2.7.4 all Liabilities of Sellers taken into account in the determination of the Current Adjustment; and

            2.7.5 the Liabilities set forth on SCHEDULE 2.7.5.

Except as expressly set forth in this Agreement, Buyer will not assume any other Liabilities of Sellers or related to the Systems or the Transferred Assets. The Acquired Companies shall have no Liabilities other than Liabilities accruing or arising after the Adjustment Time under the Contracts set forth on SCHEDULE
3.21.5. For the avoidance of doubt, no Retained Taxes shall be Assumed Liabilities.

            2.8 Cox Name; Affiliated Services.

                  2.8.1 Buyer acknowledges and agrees that the names "Cox," "TCA" and any derivations thereof are Excluded Assets, other than the name "TCA Communications, L.L.C." After Closing, Buyer shall remove or delete the names "Cox," "TCA" and any derivations thereof from the Transferred Assets as soon as reasonably practicable, but in any event, by the one hundred eightieth (180th) day following Closing. Until such removal or deletion in accordance with the preceding sentence, in order to facilitate the transition of ownership of the Systems pursuant to the transactions contemplated by this Agreement, said names and derivations thereof may remain on the tangible assets included in the Transferred Assets. As soon as reasonably practicable following the Closing, Buyer shall cause the company name of each of the Acquired Companies other than TCA Communications, L.L.C. to be changed to a name which is not confusingly similar with, and which does not use as part of its name, the name "Cox" or "TCA" or any variation, abbreviation or derivation thereof; provided, however, Buyer may continue to use the name "TCA Communications, L.L.C." as the company name of said Acquired Company. Notwithstanding the foregoing, Buyer shall not be required to remove or discontinue using said names and derivations thereof as same may appear on identification tags or on converters, modems or similar items while in customers' homes or properties making such removal or discontinuation impracticable for Buyer.

                  2.8.2 Buyer acknowledges and agrees that (a) the services currently provided for the Systems by Sellers and their Affiliates, including, without limitation, customary corporate overhead services provided by the corporate, division or regional offices of Parent or any Affiliate thereof and those described on SCHEDULE 2.8.2, shall cease to be provided to the Systems or Buyer effective as of the Closing by Sellers and their Affiliates and (b) after Closing, Sellers and their Affiliates shall no longer provide such services for the Systems other than pursuant to and in accordance with the terms and conditions set forth in the Transition Services Agreement and the Exclusive Cox Media Agreements.

                  2.8.3 Buyer acknowledges and agrees that Sellers will not be assigning or transferring any of their Telecommunications Authorizations listed in SCHEDULE 2.8.3 that authorize (i) interstate and international telecommunications services; and (ii) the telecommunications operations of Sellers or their Affiliates in the States of Louisiana, Oklahoma, California, Missouri, Mississippi and New Mexico.

      2.9 Rights of First Refusal. In the event any Franchising Authority or other Person deriving rights from or through such Franchising Authority exercises any right of first refusal, option or similar right to acquire such Franchise and the related assets pursuant to and in accordance with such Franchise (a "FRANCHISE RIGHT OF FIRST REFUSAL"), then (a) such Franchise and related assets shall not constitute Transferred Assets; (b) Buyer shall cooperate with Sellers in dealing with the applicable Franchising Authority or other Person exercising the Franchise Right of First Refusal; (c) the Purchase Price shall be reduced by an amount equal to the number of RGUs covered by the underlying Franchise that was subject to the Franchise Right of First Refusal, multiplied by the amount per RGU set forth on SCHEDULE 2.9; and (d) Sellers shall be entitled to proceeds received as a result of such Franchise Right of First Refusal and if Buyer shall receive such proceeds, it shall immediately remit the same to Sellers.

3.    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Sellers, jointly and severally, represent and warrant to Buyer as follows:

      3.1 Organization, Standing and Authority.

            3.1.1 TCAP is a general partnership validly existing under the laws of the State of Delaware. CSWH is a limited partnership validly existing and in good standing under the laws of the State of Texas. CCL is a limited liability company validly existing and in good standing under the laws of the State of Delaware. CoxCom is a corporation validly existing and in good standing under the laws of the State of Delaware. CTP is a corporation validly existing and in good standing under the laws of the State of Delaware. Each Seller is qualified to conduct business in each jurisdiction in which the property related to the Systems owned, leased or operated by it requires it to be so qualified except where its failure to be so qualified has not had and would not reasonably be expected to have a material adverse effect on such operations. Each Seller has the requisite partnership, limited liability company or corporate, as applicable, power and authority (a) to own, lease and use the Transferred Assets as currently owned, leased and used by it and (b) to conduct the business and operations of the Systems as currently conducted by it.

            3.1.2 Parent is a corporation validly existing and in good standing under the laws of the State of Delaware. Parent is qualified to conduct its business in each jurisdiction in which it is required it to be so qualified except where its failure to be so qualified has not had and would not reasonably be expected to have a material adverse effect on such operations. Parent has the corporate power and authority (a) to own, lease and use its properties and assets as currently owned, leased and used by it and (b) to conduct its business and operations as currently conducted by it.

      3.2 Authorization and Binding Obligation. Each Seller and Parent has the partnership, limited liability company or corporate, as applicable, power and authority to execute and deliver this Agreement and all other agreements, instruments and certificates contemplated by this Agreement (collectively, the "RELATED AGREEMENTS") and to carry out and perform all of its other obligations under the terms of this Agreement and the Related Agreements. The execution and delivery of, and performance of the obligations contained in, this Agreement and the Related Agreements and the transactions contemplated hereby and thereby have been, or solely with respect to the Related Agreements as of the Closing will be, duly authorized by all necessary partnership, limited liability company or corporate, as applicable, action on the part of each Seller and Parent and their respective directors, partners, managers, members or stockholders. This Agreement has been, and all Related Agreements as of the Closing will be, duly executed and delivered by each Seller and Parent, and this Agreement constitutes, and the Related Agreements will, as of the Closing, constitute, the valid and legally binding obligation of each Seller and Parent, enforceable against each of them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding thereunder may be brought.

      3.3 Absence of Conflicting Terms; Consents. Except for the expiration or termination of any applicable waiting period under the HSR Act or as set forth on SCHEDULE 3.3 or as would not impair the ability of each Seller to perform its obligations under this Agreement and the Related Agreements, the execution, delivery and performance by each Seller of this Agreement and by each Seller of the Related Agreements to which it is a party (with or without the giving of notice, the lapse of time, or both): (a) do not require the Consent of, notice to, or filing with, any Governmental Authority or with respect to any Exclusive Governmental Permit; (b) will not conflict with any provision of the certificate of formation, certificate of limited partnership or certificate of incorporation of any Seller or Acquired Company, as applicable, or the limited liability company operating agreement, partnership agreement or bylaws of any Seller or Acquired Company, as applicable; (c) assuming receipt of all Consents listed in
SCHEDULE 3.3, will not in any material way conflict with, result in a material breach or violation of, or constitute a material default under any material Legal Rule applicable to Sellers or to the Systems with respect to the Transferred Assets or to the Acquired Companies; (d) assuming receipt of all Consents listed in SCHEDULE 3.3, will not conflict in any material way with, constitute grounds for termination of, result in a material breach of, result in loss of a material benefit of, constitute a material default under, or accelerate or permit the acceleration of any performance required by the terms of any Exclusive Governmental Permit; (e) assuming receipt of all Consents listed in SCHEDULE 5.3, will not result in the creation upon the Transferred Assets or the assets of any of the Acquired Companies of any Encumbrances other than Permitted Encumbrances; and (f) assuming receipt of all Consents listed in SCHEDULE 5.3, will not constitute grounds for termination of, result in a material breach of, constitute a material default under, or accelerate or permit the acceleration of any performance required by the terms of any Material Transferred Contract. Notwithstanding the foregoing, Sellers make no representation or warranty regarding any of the foregoing that may result from the specific legal or regulatory status of Buyer or any of its Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer or any of its Affiliates is or proposes to be engaged. Except as set forth in
SCHEDULE 3.3, no Person has any right to acquire any interest in any of the Systems or the Transferred Assets (including any right of first refusal, option to buy or similar right) as a result of Sellers' execution, delivery or performance of this Agreement or any of the transactions contemplated hereby.

      3.4 Governmental Permits.

            3.4.1 With respect to Governmental Permits:

                  (i) SCHEDULE 3.4(a) lists all Governmental Permits in existence as of the date of this Agreement that (a) are held by a Seller, Acquired Company or an Affiliate of any Seller or Acquired Company for use in connection with the operation of the Systems and (b) except as set forth on
SCHEDULE 3.4(b), are necessary for Sellers or any Acquired Company to provide the services now provided by Sellers or any Acquired Company in the geographic areas served by the Systems. Sellers have delivered or made available true and complete copies of all Governmental Permits that are or are required to be set forth on SCHEDULE 3.4(a), except for such Governmental Permits that are issued or granted by virtue of publication of official notice of the issuing Governmental Authority.

                  (ii) CNC, CTT, TCAC, Cox Louisiana Telcom LLC, Cox Missouri Telcom LLC and Cox Oklahoma Telecom LLC (collectively, the "TELCOM ENTITIES") hold all State Telecommunications Authorizations necessary to provide the Telecommunications Services now provided in the geographic areas served by the Systems. Sellers and their Affiliates do not provide any services in the geographic areas served by the Systems that require State Telecommunications Authorization in California, New Mexico and Mississippi.

                  (iii) SCHEDULE 3.4(c) identifies all of the Governmental Permits that are not Exclusive Governmental Permits or that are otherwise Excluded Assets.

            3.4.2 Each of the Governmental Permits is in full force and effect in accordance with its terms. No legal action or other formal proceeding or investigation is pending or, to Sellers' Knowledge, threatened, to revoke, terminate, suspend, or cancel any of the Governmental Permits or to impose any material forfeiture or penalty with respect to any of the Governmental Permits. The applicable Seller and the operation of the Systems by such Seller and the applicable Telecom Entities are in material compliance with the terms and conditions of the Governmental Permits.

            3.4.3 During the two (2) year period preceding the date hereof, no Seller has received written correspondence from any Governmental Authority stating that any of the Governmental Permits will not be renewed in the ordinary course; however, Sellers make no representation or warranty that an Exclusive Governmental Permit will be renewed or that a particular Governmental Authority will not impose significant conditions upon any renewal. A valid request for renewal has been duly and timely filed by Sellers under Section 626 of the Communications Act with the proper Franchising Authority with respect to any Franchise that has expired prior to, or will expire within thirty (30) months after, the date of this Agreement.

      3.5 Financial Statements. Sellers have delivered or made available to Buyer a copy of the (a) audited combined balance sheets with respect to the Systems in the aggregate, as of December 31, 2004 and 2003, and the related combined statements of operations, invested equity, and cash flows for each of the two years in the period ended December 31, 2004 (collectively, the "AUDITED FINANCIAL STATEMENTS"), and (b) unaudited combined balance sheets with respect to the Systems in the aggregate, as of June 30, 2005, and the related combined statement of operations for the six months then ended (the "UNAUDITED FINANCIAL STATEMENTS")(the Audited Financial Statements and the Unaudited Financial Statements, collectively, the "FINANCIAL STATEMENTS"). The Audited Financial Statements (y) have been prepared based on the separate accounting records maintained by the Sellers and applicable Affiliates of Sellers and (z) fairly present, in all material respects, the combined financial position of the Systems in the aggregate as of December 31, 2004 and 2003, and the combined results of their operations and their cash flows for each of the two years in the period ended December 31, 2004, in conformity with GAAP consistently applied and comply with the requirements of Regulations S-X of the Securities and Exchange Commission (the "SEC"). The Unaudited Financial Statements (aa) have been prepared based on the separate accounting records maintained by the Sellers and applicable Affiliates of Sellers, (bb) fairly present, in all material respects, the combined financial position of the Systems in the aggregate as of June 30, 2005, and the combined results of their operations for the six months then ended prepared in accordance with GAAP on a basis consistent with the most recent Audited Financial Statements, which does not include a combined statement of invested equity, a combined statement of cash flows or additional information and footnote disclosures required by GAAP for complete financial statements. In the opinion of the Sellers (yy) all adjustments considered necessary for the fair presentation of the Unaudited Financial Statements have been made and (zz) all such adjustments are of a normal recurring nature. To Sellers' Knowledge, the revenues of the Systems less direct expenses (excluding depreciation and amortization) and operating expenses (excluding depreciation and amortization) of the Systems for the period January 1 through September 30, 2005 was at least $188,000,000.00, calculated based upon Sellers' consistent application of the internal policies, procedures and methodologies as applied in calculating the historical data contained in the Confidential Descriptive Memorandum delivered to Buyer in June 2005 and in preparing the Long Range Plan referenced in the Confidential Descriptive Memorandum made available to Buyer in the data room established by Sellers in connection with the transaction contemplated by this Agreement.

      3.6 Personal Property. Each Seller (a) that owns any material item of tangible personal property has good and valid title thereto and (b) that leases any material item of tangible personal property has a valid leasehold interest therein (subject to expiration of such lease in accordance with its terms), in each case of clause (a) and (b) above, free and clear of all Encumbrances, other than Permitted Encumbrances. All material items of Equipment and other tangible personal property included in the Transferred Assets are, in the aggregate (and with due consideration for reasonable wear and tear and the age of each specific item of Equipment or other tangible personal property), in good operating condition and repair. Each Seller has the valid and enforceable right to use all material intangible personal property included in the Transferred Assets as it is currently used.

      3.7 Real Property. SCHEDULE 3.7 lists the street address or other means of identification for all Owned Real Property in existence as of the date of this Agreement. Each Seller (a) that owns a fee estate in an Owned Real Property parcel has good and indefeasible title thereto and (b) that leases Material Leased Real Property has a valid leasehold interest therein (subject to expiration of such lease in accordance with its terms), in each case of clause
(a) and (b) above, free and clear of all encumbrances, other than Permitted Encumbrances.

      3.8 Contracts.

            3.8.1 Except as set forth on SCHEDULE 3.8.1, all of the Material Transferred Contracts are valid and binding on the Seller or Acquired Company that is a party thereto, and are in full force and effect and legally enforceable in accordance with their terms upon the Seller or Acquired Company which is a party thereto, and to Sellers' Knowledge, upon the other parties thereto, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally, and as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding thereof may be brought. No Seller or Acquired Company is in material default under any Material Transferred Contract nor, to Sellers' Knowledge, is any other party thereto in material default under any Material Transferred Contract. Except as set forth on SCHEDULES 3.8.1 through 3.8.7, as of the date hereof there is no Material Transferred Contract.

            3.8.2 SCHEDULE 3.8.2 lists all Material Real Property Leases.

            3.8.3 SCHEDULE 3.8.3 lists all material Exclusive Retransmission Consent Agreements.

            3.8.4 SCHEDULE 3.8.4 lists all material Exclusive Pole Attachment Agreements.

            3.8.5 SCHEDULE 3.8.5 lists all material Exclusive Programming Agreements.

            3.8.6 SCHEDULE 3.8.6 lists all material Exclusive Cox Media Agreements.

            3.8.7 SCHEDULE 3.8.7 lists certain other Transferred Contracts.

            3.8.8 Except as set forth on SCHEDULE 3.8.8, the Transferred Contracts do not include:

                  (i) any Contract with a labor union or association representing any Sellers Employee;

                  (ii) any Contract for the sale of any Transferred Assets (other than in the ordinary course of business consistent with past practices) or the Purchased Interests or for the grant to any Person of any right of first refusal, preferential or similar rights to purchase any of the Transferred Assets or Equity Interests;

                  (iii) any Contract for joint ventures, strategic alliances, partnerships, or sharing of profits or proprietary information;

                  (iv) any Contract that contains covenants of any Seller or Acquired Company not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with Sellers or the Acquired Companies in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

                  (v) any Contract that relates to the acquisition (by merger, purchase of stock or assets or otherwise) of any operating business or material assets or the capital stock of any other Person, except to the extent any such Contract relates to rights of any Seller or Acquired Company with respect to any transaction that was consummated prior to the date hereof, to the extent assignable without the consent of any Person;

                  (vi) any Contract that relates to the incurrence, assumption or guarantee of any indebtedness or imposing an Encumbrance on any of the Transferred Assets, the assets of any of the Acquired Companies or any Purchased Interests, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements for borrowed money, or conditional sale or title retention agreements, other than Permitted Encumbrances or security agreements encumbering Transferred Assets that are not material to the operation of any System;

                  (vii) any Contract that provides for advances or loans to any other Person by any Seller or Acquired Company;

                  (viii) any Contract of guaranty, surety or indemnification, direct or indirect, by any Seller or Acquired Company other than Contracts pursuant to which the bonds and letters of credit set forth on SCHEDULE 3.19 were obtained;

                  (ix) any Contract that provides for severance, retention, change in control or other similar payments;

                  (x) any Contract of employment; or

                  (xi) any Contract with independent contractors or consultants (or similar arrangements) that is not terminable without penalty or further payment and without more than 30 days' notice or that has a remaining term of more than one (1) year.

            3.8.9 SCHEDULE 3.8.9 lists all material Non-Exclusive Retransmission Consent Agreements under which Separated Retransmission Rights are to be provided.

            3.8.10 SCHEDULE 3.8.10 lists all Non-Exclusive Cox Media Agreements under which Separated Advertising Sales Rights are to be provided.

            3.8.11 SCHEDULE 3.8.11 lists all material Master CBI Agreements under which Separated CBI Rights are to be provided.

            3.8.12 SCHEDULES 3.8.12 lists all Master Carrier Agreements under which Separated Carrier Rights are to be provided.

            3.8.13 Except as set forth on SCHEDULES 3.8.1 through 3.8.8, there is no Transferred Contract, and except with as set forth on SCHEDULES 3.8.9 through 3.8.12, there is no master or non-exclusive agreement in effect under which separated rights are provided, that has a material non-monetary obligation that would be binding on Buyer. Sellers have delivered or made available to Buyer true and complete copies of all Contracts required to be set forth on SCHEDULES 3.8.1 through 3.8.8 and all material non-exclusive or master agreements set forth on SCHEDULES 3.8.9 through 3.8.12.

      3.9 Certain Information on Systems. (a) SCHEDULE 3.9(a) lists, as of June 30, 2005, the approximate number of miles of energized cable plant for each System; (b) each System is capable of delivering the bandwidth in MHz as described on SCHEDULE 3.9(b); and (c) SCHEDULE 3.9(c) lists, as of June 30, 2005, the approximate number, as set forth in the billing records of Sellers, of Basic Subscribers, Digital Subscribers, High Speed Data Subscribers and Telephony Subscribers for each System.

      3.10 Taxes, Returns and Reports. All material Tax Returns required to be filed by Sellers or the Acquired Companies in connection with the operation of the Systems or the business or assets of the Acquired Companies have been filed. Except for Permitted Encumbrances, there are no liens for Taxes on any of the Transferred Assets or on the assets of the Acquired Companies. Except where the failure to do so would not have a material adverse effect on the Systems, all Taxes which are due and payable in connection with the operation of the Systems have been timely and properly paid and all such Taxes which are not yet due and payable have been properly accrued on the books and records of the Sellers of the Acquired Companies. For federal income tax purposes: (a) each of CNC and TCAC is and always has been classified as a disregarded entity pursuant to Treasury Regulations Section 301.7701-3(b), and (b) CTT is and always has been classified as a partnership. There is no deficiency, assessment or audit, or proposed deficiency, assessment or audit from any Taxing Authority that could materially affect Sellers or the Acquired Companies or that could result in the imposition of any Encumbrances upon the Transferred Assets or any assets of the Acquired Companies or that could result in the imposition of any liability upon Buyer. There are no proposed reassessments of any property owned by any of the Sellers or the Acquired Companies that would or would reasonably be expected to materially affect the Taxes of the Sellers or the Acquired Companies. Sellers have withheld from Sellers Employees, creditors, independent contractors and any other relevant third parties and timely paid to the appropriate Taxing Authorities, proper and accurate amounts in all material respects for all taxable periods, or portions thereof, ending on or before the Closing in compliance with all tax withholding and remitting Legal Rules. No Tax Authority in a jurisdiction in which any of Sellers or the Acquired Companies do not file Tax Returns has made a claim, assertion of threat that any of Sellers or the Acquired Companies is or may be subject to Tax in such jurisdiction.

      3.11 Employee Benefit Plans.

            3.11.1 Set forth in SCHEDULE 3.11 is a complete list of each Employee Benefit Plan. Except as disclosed in SCHEDULE 3.11, there is not now in effect or to become effective after the date of this Agreement and until the Closing Date, any new Employee Benefit Plan or any amendment to an existing Employee Benefit Plan which will materially affect the benefits of Sellers Employees (other than customary merit and performance pay increases and other than as required by law) that will on or after the Closing Date impose liability on the Buyer.

            3.11.2 Each of Sellers' Employee Benefit Plans has been administered without material exception in compliance with its own terms and, where applicable, with ERISA, the Code, the Age Discrimination in Employment Act and any other applicable Legal Rule.

            3.11.3 Each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to Sellers' Knowledge, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination.

            3.11.4 Within the past six (6) years, no Seller or Acquired Company has contributed to or is required to contribute to any Multiemployer Plan with respect to Sellers Employees.

      3.12 Labor Relations. As of the date hereof, no Seller or Acquired Company is a party to or subject to any collective bargaining or other labor union agreements applicable to Sellers Employees and no collective bargaining agreement is being negotiated by Sellers or Acquired Company with respect to Sellers Employees. As of the date hereof, to Sellers' Knowledge, there is no effort by or on behalf of any labor union to organize any Sellers Employee nor has any, to Sellers' Knowledge, been threatened in writing which would reasonably be expected to interfere in any material respect with the Systems, taken as a whole. As of the date hereof, there is no labor dispute or strike pending against any Seller or Acquired Company, or to Sellers' Knowledge threatened, which would reasonably be expected to interfere in any material respect with the Systems, taken as a whole.

      3.13 Legal Proceedings/Compliance with Laws.

            3.13.1 Except for investigations and rule-making proceedings affecting the cable or telecommunications industry generally (in each case on a national or state basis), or as set forth on SCHEDULE 3.13.1, as of the date of this Agreement, there are not any suits, claims, actions, arbitrations, judgments, orders, injunctions, decrees, awards and investigations pending, or to Sellers' Knowledge, threatened, against any Seller or any Acquired Company or involving any of the Systems which (i) would individually, or in the aggregate, reasonably be expected to materially and adversely affect any System or the Transferred Assets or Acquired Companies or materially impair Sellers' ability to consummate the transactions contemplated hereby or (ii) relates to this Agreement, the Related Agreements or the transactions contemplated.

            3.13.2 Except as disclosed in SCHEDULE 3.13.2, Sellers (with respect to the Systems) and the Acquired Companies are in material compliance with all Legal Rules.

      3.14 Environmental Matters.

            3.14.1 Each Seller's operation of the Systems, Owned Real Property and Leased Real Property is in compliance in all material respects with all applicable Environmental Laws as in effect on the date of this Agreement; and no Seller, and to Sellers' Knowledge no other Person, has used the Owned Real Property or Leased Real Property for the manufacture, transportation, treatment, storage or disposal of Hazardous Substances except for the use (and not the storage and disposal), of gasoline, diesel fuel and other Hazardous Substances customary in the construction, maintenance and operation of a cable communications system and in amounts or under circumstances that would not reasonably be expected to give rise to material liability to Buyer for remediation.

            3.14.2 As of the date of this Agreement, no Seller has received written notice from any Governmental Authority of any material violation of any Environmental Laws by any Seller or any other Person with respect to any System which violation has not been remedied or cured on or prior to the date of this Agreement.

            3.14.3 To Sellers' knowledge, as of the date of this Agreement, Sellers, with respect to the Systems, the Owned Real Property or, to Sellers' Knowledge, the Leased Real Property, are not subject to any pending or threatened claim, action, proceeding or other written assertion alleging material non-compliance with or material liability under Environmental Laws. To Sellers' Knowledge, no investigation by a Governmental Authority pursuant to Environmental Laws is pending against the Seller with respect to the Systems, the Owned Real Property or the Leased Real Property with respect to any of the foregoing that would reasonably be expected to result in material liability to Buyer under Environmental Laws.

            3.14.4 Notwithstanding any other provision of this Agreement, the parties to this Agreement acknowledge and agree that the representations and warranties contained in this Section 3.14 are the only representations and warranties given by the Sellers with respect to environmental matters or compliance with Environmental Laws and no other provision of this Agreement shall be interpreted as containing any representation or warranty with respect thereto.

      3.15 FCC and Copyright Compliance.

            3.15.1 The Sellers are permitted under the Communications Act to retransmit the television broadcast signals carried by the Systems and to utilize all FCC restricted carrier frequencies (i.e., 108-136 Mhz and 225-400
Mhz) generated by the operations of the Systems. Except for nonduplication and blackout notices received in the ordinary course of business, as of the date hereof, none of the Sellers has received any FCC order requiring any System to carry a television broadcast signal or to terminate carriage of a television broadcast signal with which it has not complied, and except as disclosed in
SCHEDULE 3.15.1, each Seller has complied in all material respects with all written and bona fide requests or demands received from television broadcast stations to carry or to terminate carriage of a television broadcast signal on a System.

            3.15.2 SCHEDULE 3.15.2 sets forth a list of all Franchising Authorities that are certified by the FCC to regulate the Basic Cable Television Service and equipment rates of the Systems pursuant to Section 623 of the Communications Act as of the date of this Agreement.

Sellers have made available to Buyer complete and correct copies of all FCC Basic Cable Television Service and equipment rate forms filed by Sellers with any Franchising Authority with respect to the Systems. Except as disclosed in
SCHEDULE 3.15.2, Sellers' Basic Cable Television Service and equipment rates are in compliance in all material respects with the Communications Act and any authoritative interpretation thereof. As of the date hereof, none of the Sellers has received any written notice from any Franchising Authority that it has any unresolved obligation or liability to refund to subscribers of the Systems any portion of the cable television service revenue received by the Sellers from cable television subscribers of the Systems (excluding revenue with respect to deposits for converters, encoders, decoders and related equipment and other prepaid items).

            3.15.3 Sellers, with respect to their operation of the Systems, are in compliance in all material respects with Section 111 of the Copyright Act of 1976, as amended, and the applicable rules and regulations of the United States Copyright Office (collectively, the "COPYRIGHT ACT"). Sellers have filed with the United States Copyright Office all statements of account and have made all payments to the United States Copyright Office required under Section 111 of the Copyright Act with respect to each of the Systems for all accounting periods beginning on or after July 1, 2002 (the "COPYRIGHT FILINGS") to obtain, hold and maintain the compulsory copyright license for cable television systems prescribed in Section 111 of the Copyright Act. No Seller has been notified in writing of any adverse material inquiry, claim, action or demand pending before the United States Copyright Office which questions the Copyright Filings or related payments made by Sellers with respect to any of the Systems.

      3.16 Intellectual Property.

            3.16.1 Except (a) as disclosed in SCHEDULE 3.16.1, (b) with respect to music licensing for which Sellers make no representation or warranty, and (c) for matters relating to Section 111 of the Copyright Act as to which Seller's representations and warranties are contained exclusively in Section 3.15.3 above, to the Knowledge of the Sellers: (i) the Transferred Intellectual Property owned, used, practiced, licensed or otherwise exploited by Sellers or the Acquired Companies; (ii) the use, marketing, licensing, offering for sale or sale of the products or services by Sellers or the Acquired Companies with respect to the operation of the Systems; or (iii) the operation of the Systems by Sellers, as of the date of this Agreement, does not materially infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property of any Person.

            3.16.2 To the Knowledge of Sellers, there is no material infringement, misappropriation, violation or unauthorized use by any Person of any Transferred Intellectual Property, and no such claims have been made against any Person by Seller or its Affiliates.

            3.16.3 Except as set forth in SCHEDULE 3.16.3, (i) Sellers are the sole and exclusive owners of, or have valid rights under the Transferred Intellectual Property Licenses to use, sell, license and otherwise exploit, as the case may be, all Intellectual Property included in Transferred Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances); (ii) to the Knowledge of the Sellers, all of the Transferred Intellectual Property is valid and enforceable; (iii) there are no material licenses by any Seller or any of their Affiliates granting to any Person any rights in any Transferred Intellectual Property; (iv) no Seller or

Acquired Company is a party to any claim, suit or other action; and (v) to the Knowledge of the Sellers, no claim, suit or other action is threatened, that challenges the validity, enforceability, ownership, or right to use, sell, license or otherwise exploit any Transferred Intellectual Property.

            3.16.4 The rights to Transferred Intellectual Property granted by this Agreement and the rights to Intellectual Property granted by the License Agreement constitute all material rights (except for rights to Licensed Intellectual Property owned by a third party) reasonably necessary for the operation of the Systems and the Transferred Assets as currently operated by Sellers and the Acquired Companies.

      3.17 Conduct of Business in Ordinary Course. Except as set forth on
SCHEDULE 3.17, since June 30, 2005, through the date of this Agreement, (i) Sellers and the Acquired Companies have conducted the business and operations of the Systems in the ordinary and usual course consistent with Sellers' and Acquired Companies' past practices and (ii) there has not been any change, event or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

      3.18 Transactions with Affiliates. Except as disclosed on SCHEDULE 3.18 and except with respect to customary corporate overhead services provided by the corporate, division or regional offices of Parent, no Seller is a party to any business arrangement or business relationship with any of its Affiliates with respect to the Transferred Assets or operation of the Systems, and none of its Affiliates (other than the Acquired Companies) owns any property or right, tangible or intangible, that is material to any Sellers' or Acquired Company's operations or used primarily in any Seller's operation of the Systems or Acquired Company's operations (other than in its capacity as a direct or indirect holder of its equity or debt).

      3.19 Bonds; Letters of Credit. Except as set forth in SCHEDULE 3.19, as of the date hereof there are no material franchise, construction, fidelity, performance, or other bonds, guaranties in lieu of bonds or letters of credit or indemnity agreement posted by a Seller or Acquired Company in connection with the operation or ownership of any of the Systems or Acquired Company's operations.

      3.20 Brokers of Sellers. No Seller or Affiliate of any Seller or any Person acting on their behalf has incurred any liability for any finders' or brokers' fees or commissions, and no investment banker, finder, broker or other intermediary has been retained, in connection with the transaction contemplated by this Agreement, except that an Affiliate of Sellers has retained Citigroup Global Markets Inc., Lehman Brothers Inc., J.P. Morgan Securities Inc. to provide M&A services in connection with the transaction contemplated by this Agreement and Daniels & Associates to provide consulting services in connection with the transaction contemplated by this Agreement (said M&A services and consulting services referred to herein as "BROKERAGE SERVICES"), each of whose fees for Brokerage Services shall be paid by Sellers.

      3.21 Acquired Companies.

            3.21.1 CNC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. TCAC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. CTT is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Acquired Company is qualified to conduct business and is in good standing in each jurisdiction in which the property related to the Systems owned, leased or operated by it requires it to be so qualified except where its failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such operations. Each Acquired Company has the requisite partnership or limited liability company, as applicable, power and authority (i) to own, lease and use its assets as currently owned, leased and used by it, and
(ii) to conduct its business and operations as currently conducted by it.

            3.21.2 None of the Acquired Companies owns directly or indirectly, of record or beneficially, any outstanding Equity Interests or other interest in any Person or has the right or obligation to acquire, any Equity Interests or other interest in any Person.

            3.21.3 SCHEDULE 3.21.3 sets forth each of the Acquired Companies' authorized, issued and outstanding Equity Interests and the record and beneficial owner of each issued and outstanding Equity Interest of each of them. All of such issued and outstanding Equity Interests of the Acquired Companies have been validly issued and fully paid and have not been issued in violation of any federal or state securities laws or such entity's constituent documents. The owner of the Equity Interests of each of the Acquired Companies owns such Equity Interest free and clear of all Encumbrances other than Permitted Encumbrances. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any of the Acquired Companies is a party or by which any of the Acquired Companies is bound obligating any of the Acquired Companies to issue, deliver or sell, or cause to be issued, delivered or sold, any additional Equity Interests of any of the Acquired Companies or obligating any of the Acquired Companies to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. The outstanding Equity Interests of the Acquired Companies are not subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Interests. Sellers have delivered or made available to Buyer complete and correct copies of the organizational documents, minutes and other corporate records of each of the Acquired Companies as in effect on the date hereof.

            3.21.4 CoxCom and CTP, as their interests may appear, hold all legal and beneficial right and have good and valid title to the Purchased Interests, free and clear of all Encumbrances other than Permitted Encumbrances and upon transfer to Buyer of the Purchased Interests at Closing, good and valid title to the Purchased Interests, free and clear of all Encumbrances other than Permitted Encumbrances and those resulting from Buyer's ownership, will pass to Buyer. All of the Purchased Interests have been validly issued and fully paid, and no class of Equity Interest of any of the Acquired Companies is entitled to preemptive rights.

            3.21.5 None of the Acquired Companies holds any Governmental Permit other than those set forth on SCHEDULE C, SCHEDULE E and SCHEDULE G, respectively. None of the Acquired Companies has any liabilities other than those arising in the ordinary course of business relating to the provision of Telecommunications Services provided in the geographic areas served by a System. As of the Closing, none of the Acquired Companies will have any employees, assets, properties, Contracts or material Liabilities, other than those described in SCHEDULE 3.21.5.

      3.22 Sufficiency of Transferred Assets. Except as described on SCHEDULE 3.22, the Transferred Assets comprise all the assets necessary for the Sellers and their Affiliates to conduct, in all material respects, the business and operations of the Systems as conducted as of the date hereof.

      3.23 Accounts Receivable. All Accounts Receivable of Sellers and the Acquired Companies have arisen from bona fide transactions in the ordinary course of business consistent with past practice.

      3.24 Overbuilds. As of the date hereof, except for any satellite providers or as set forth on SCHEDULE 3.24, there are no material competing activated wired video cable television or data services offered by other cable television operators, or, to the Knowledge of Sellers, any local competing "wireless cable" video system or "open video" system, in the areas actually served by the Systems. To the Knowledge of Sellers, as of the date hereof, except as set forth on SCHEDULE 3.24, no competing franchises have been issued to other Persons to operate cable television systems in the areas served by the Franchises and, to the Knowledge of Sellers, no formal applications to obtain such competing franchises are pending.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Sellers as follows:

      4.1 Organization, Standing and Authority. Buyer is a limited liability company validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite limited liability company power and authority to execute and deliver this Agreement and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Buyer hereunder.

      4.2 Authorization and Binding Obligation. Buyer has the limited liability company power and authority to execute and deliver this Agreement and all Related Agreements and to carry out and perform all of its other obligations under the terms of this Agreement and the Related Agreements. The execution and delivery of, and performance of the obligations contained in, this Agreement and the Related Agreements by Buyer and the transactions contemplated hereby and thereby have been, or solely with respect to the Related Agreements as of the Closing will be, duly authorized by all necessary limited liability company action on the part of Buyer and their respective members. This Agreement has been, and all Related Agreements as of the Closing will be, duly executed and delivered by Buyer, and this Agreement constitutes, and the Related Agreements will, as of the Closing, constitute, the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally, and as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding thereof may be brought.

      4.3 Absence of Conflicting Agreements. Except for the expiration or termination of any applicable waiting period under the HSR Act, and assuming the receipt of all required consents from Governmental Authorities with respect to the transfer to Buyer of the Exclusive Governmental Permits, the execution, delivery and performance by Buyer of this Agreement and of the Related Agreements (with or without the giving of notice, the lapse of time, or both):
(a) do not require the consent of, notice to, or filing with, any Governmental Authority, or any other third party; (b) will not conflict with any provision of the certificate of formation of Buyer, or the limited liability company operating agreement of Buyer; (c) will not violate any material Legal Rule applicable to Buyer in any material respect; or (d) will not conflict with, constitute grounds for termination of, result in a material breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any material agreement, instrument, license or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not perform hereunder and acquire or operate the Transferred Assets.

      4.4 Buyer Qualification. Buyer is legally and, subject to the receipt of the financing contemplated in the Financing Commitments, will be at Closing, financially qualified to acquire, own and operate the Systems and be the transferee and holder of the Exclusive Governmental Permits that are either acquired from Sellers pursuant to the terms of this Agreement or the other governmental authorizations, licenses and permits that are required to be obtained by Buyer as contemplated in Section 5.3.1(iii) hereof. Buyer has no Knowledge of any fact that would, under any Legal Rule including without limitation, any rule or policy of any Governmental Authority, including, without limitation, any Franchising Authority, the FCC or any State Regulatory Authority, (a) disqualify Buyer as a transferee and holder of the Exclusive Governmental Permits, as applicable, or as the owner and operator of the Systems; (b) be reasonably likely to cause any Governmental Authority, including, without limitation, any Franchising Authority, the FCC or any State Regulatory Authority, to fail to approve in a timely fashion any of the applications for Consent relating to the Exclusive Governmental Permits; or (c) be reasonably likely to cause any Governmental Authority, including, without limitation, the FCC or any State Regulatory Authority, to fail to approve in a timely fashion any of the applications for issuance to Buyer of any other governmental authorizations, licenses or permits as contemplated in Section 5.3.1(iii). Except as set forth on SCHEDULE 4.4, no waiver of any Legal Rule, including without limitation, any rule or policy of any Governmental Authority, including, without limitation, any Franchising Authority, the FCC or any State Regulatory Authority, is necessary to be obtained for the grant of the applications for the transfer of the Exclusive Governmental Permits to Buyer, nor will processing pursuant to any exception to a rule of general applicability be requested or required in connection with the consummation of the transactions contemplated hereby. Buyer has no Knowledge of any fact that would, under existing law and the existing rules, regulations, policies and procedures of the Federal Trade Commission or the Department of Justice be reasonably likely to impede or delay the early termination or expiration of the waiting period under the HSR Act.

      4.5 Availability of Funds. Subject to the receipt of the financing contemplated in the Financing Commitments, Buyer has the financial capability to consummate the transactions contemplated by this Agreement, and Buyer understands that under the terms of this Agreement Buyer's consummation of those transactions is not in any way contingent upon or otherwise subject to (i) Buyer's consummation of any financing arrangements or Buyer's obtaining of any financing or (ii) the availability, grant, provision or extension of any financing to Buyer. Buyer has received commitments from sources of equity and debt financing in amounts sufficient to enable Buyer to consummate the transactions contemplated hereby ("FINANCING COMMITMENTS") and, on the Closing Date, subject to the receipt of the financing contemplated in the Financing Commitments, Buyer will have available sufficient unrestricted funds to enable it to consummate the transactions contemplated hereby. Prior to the date hereof, Buyer has delivered true and accurate copies of all Financing Commitments to Sellers. Buyer acknowledges and agrees that it shall be Buyer's obligation to have funds on hand at the Closing sufficient to enable Buyer to pay the Purchase Price.

      4.6 Brokers of Buyer. Except as set forth on SCHEDULE 4.6, neither Buyer nor any Affiliate of Buyer nor any Person acting on either of their behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transaction contemplated by this Agreement.

5.    SPECIAL COVENANTS OF THE PARTIES

      5.1 Conduct of the Business of the Systems Prior to Closing. Except (a) as required by applicable Legal Rules, (b) as contemplated by this Agreement or
SCHEDULE 5.1 or (c) as consented to by Buyer (which consent shall not be unreasonably withheld or delayed), between the date hereof and the Closing Date, Sellers will, and will cause the Acquired Companies to, operate the Systems in the ordinary course of business consistent with past practice (subject to, and except as modified by, compliance with the following negative and affirmative covenants):

            5.1.1 Negative Covenants. The Sellers shall not, and shall not permit the Acquired Companies to, do any of the following between the date hereof and the Closing Date:

                  (i) Fail to timely file a valid request for renewal in accordance with Section 626(a) of the Communications Act, or fail to use commercially reasonable efforts to renew on substantially the same or on other commercially reasonable terms any Franchise that will expire after the date hereof and prior to the date which is thirty (30) months after the Closing Date in accordance with its terms (it being understood that the Sellers shall not be required to take any steps necessary to obtain a renewal of any Franchise earlier than such steps are required to be taken by applicable FCC regulations, and obtaining a renewal of any Franchise shall not be a condition precedent to Buyer's obligations hereunder). Sellers shall not agree to any material modifications to, or in connection with, or the imposition of any material condition, to the renewal of, any of the Franchises that are not reasonably acceptable to Buyer and Buyer agrees that it shall not unreasonably withhold or delay its consent; provided, however, nothing set forth in this sentence shall limit or reduce the obligations of Buyer set forth in Section 5.3.2. Sellers will notify Buyer of all meetings, hearings and other discussions with Governmental Authorities in connection with renewal or extension of any Franchise or Governmental Authority relating to a Franchise.

                  (ii) Enter into any new Contracts with respect to the Systems that would be included in Transferred Assets, except: (A) Contracts for the provision of services to customers on customary terms and conditions consistent with Sellers' past practice; (B) the renewal or extension of any existing Contract on its existing terms, in all material respects, in the ordinary course of business or consistent with Sellers' past practice; (C) with respect to utility pole attachment agreements, Contracts with terms as customarily required by the utility whose poles are utilized; or (D) Contracts or commitments entered into in the ordinary course of business that are terminable on not more than sixty
(60) days' prior notice without the payment of any penalty or that do not involve post-Closing obligations in excess of One Hundred Thousand Dollars ($100,000) per annum in any one case. Sellers shall not agree to any material modifications to, or in connection with, or the imposition of any material condition, to the renewal of, any of the Exclusive Retransmission Consent Agreements that are not reasonably acceptable to Buyer and Buyer agrees that it shall not unreasonably withhold or delay its consent; provided, however, nothing set forth in this sentence shall limit or reduce the obligations of Buyer set forth in Section 5.3.2.

                  (iii) Modify or amend in any material respect, any existing Contract that would be included in Transferred Assets, except in the ordinary course of business and consistent with Sellers' past practice and except to the extent that any such modified or amended Contract would be permitted under
Section 5.1.1(ii).

                  (iv) Acquire any asset except in the ordinary course of business or sell, assign, lease, swap or otherwise transfer or dispose of any asset that would otherwise constitute part of the Transferred Assets, except for such assets consumed or disposed of in the ordinary course of business and consistent with Sellers' past practice.

                  (v) Create, assume or permit to exist any Encumbrance upon the Transferred Assets or any of the Purchased Interests other than Permitted Encumbrances.

                  (vi) Increase annually recurring compensation by more than 5%, on average and in the aggregate, for Sellers Employees, except for customary merit or time-in-grade increases for qualifying employees or otherwise in accordance with the employee policies of Sellers or Sellers' Affiliates, and in each case, consistent with past practices.

                  (vii) Relocate (a) any employees of the Systems with exempt status under the Fair Labor Standards Act without the consent of Buyer; or (b) any other Eligible Employees other than in the ordinary course and consistent with Sellers' past practice.

                  (viii) Effect any rate decrease or change any programming or programming packages, except as may be required under applicable Legal Rules, except in the ordinary course of business and consistent with Sellers' past practice.

                  (ix) Make or rescind or permit any Acquired Company to make or rescind any election relating to Taxes or make or permit any Acquired Company to make any change in any method of Tax accounting or reporting unless required by GAAP or applicable Legal Rules.

                  (x) Waive, release or assign any material right relating to the Systems or the Transferred Assets.

                  (xi) Enter into any commitment for capital expenditures with respect to the systems in excess of the budgeted capital expenditures set forth on SCHEDULE 2.6.1(i).

                  (xii) Enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any Liability that will become an Assumed Liability at Closing to any labor organization, with respect to any Sellers Employee.

                  (xiii) Except in the ordinary course consistent with past practice, change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other Liabilities, with respect to the Systems.

                  (xiv) Amend the constituent documents of any Acquired Company.

                  (xv) Except in the ordinary course consistent with past practice: enter into any Contracts, whether as a marketing promotion or otherwise, providing for (A) free cable, digital, high speed data or telephony by the Systems or at rates less than the rates in effect on the date of this Agreement; or (B) free installations or for installations at less than the applicable Seller's standard installation charges.

                  (xvi) Authorize or enter into any agreement or commitment with respect to any of the foregoing.

            5.1.2 Affirmative Covenants. Sellers shall do the following between the date hereof and the Closing Date:

                  (i) Subject to Buyer's obligations under Section 5.15.1 and under the Confidentiality and Nondisclosure Agreement, dated June 2, 2005, between Parent and Buyer, allow Buyer and its authorized representatives reasonable access during normal business hours and upon reasonable notice to the Systems, the Transferred Assets and the physical plant, offices, properties and records of the Sellers and the Acquired Companies with respect to the Systems and the Acquired Companies for the purpose of inspection, and furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to the Transferred Assets, the Systems or the Acquired Companies that Buyer may reasonably request.

                  (ii) Maintain the existing insurance policies on the Systems and the Transferred Assets (or comparable replacement policies).

                  (iii) Comply in all material respects with all Legal Rules applicable to Sellers, the Acquired Companies and the Transferred Assets and the operation of the Systems.

                  (iv) Use commercially reasonable efforts to make capital expenditures in the amounts set forth on SCHEDULE 2.6.1(i) during the period from the date hereof until the Closing Date; provided that it is understood and agreed that other than for any adjustment to the Purchase Price pursuant to
Section 2.6.1(ii)(F), Buyer shall have no claim under this Agreement against Sellers for any failure to make capital expenditures; provided, further, that Sellers shall consult with Buyer, in good faith, with respect to how funds related to capital expenditures will be used.

                  (v) In the event that Licensed Intellectual Property is owned by a third-party licensor and is used exclusively in connection with the business or operations of one or more of the Systems, use commercially reasonable efforts to assist Buyer in obtaining the right to use Licensed Intellectual Property.

                  (vi) Use commercially reasonable efforts to keep all Transferred Contracts and Exclusive Governmental Permits (subject to expiration of such Transferred Contracts and Exclusive Governmental Permits in accordance with their respective terms) in full force and effect without default or event of default thereunder except for such defaults or events of default that (i) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the operations of a System or (ii) have not and will not materially impair the ability of Sellers to perform their respective obligations under this Agreement or any Related Agreement or to consummate the transactions contemplated hereunder or thereunder.

                  (vii) Promptly advise Buyer of any union organizing activities with respect to any of the Sellers Employees and consult with Buyer regarding negotiations with respect to any such activities.

                  (viii) Implement the increases described in SCHEDULE 5.1.2(viii), in the amounts, and at the times, set forth in SCHEDULE 5.1.2(viii); provided that, in Sellers' discretion, without the consent of Buyer, Sellers may increase the amount of each proposed rate increase by not more than ten percent (10%) of such proposed rate increase. If requested by Buyer, Sellers shall not implement, or implement in a lesser amount, the proposed rate increase for the West Texas System for April 2006 set forth in
SCHEDULE 5.1.2(viii).

      5.2 Financial and Operational Information. Sellers shall use commercially reasonable efforts to furnish to Buyer:

            5.2.1 on or before March 31, 2006, a copy of the audited combined balance sheets with respect to the Systems in the aggregate, as of December 31, 2005, and the related combined statements of operations, invested equity, and cash flows for the year then ended (the "DECEMBER 31, 2005 AUDITED FINANCIAL STATEMENTS") which (a) shall have been prepared based on the separate accounting records maintained by the Sellers and applicable Affiliates of Sellers, (b) will fairly present, in all material respects, the combined financial position of the Systems in the aggregate as of December 31, 2005, and the combined results of their operations and their cash flows for the year then ended, in conformity with GAAP, consistently applied (c) shall have been audited by Deloitte & Touche or another Big 4 accounting firm and include an unqualified opinion of such firm and (d) shall have been prepared to comply with the requirements of Regulations S-X of the SEC.

            5.2.2 on or before May 15, 2006, a copy of the unaudited combined balance sheet with respect to the Systems in the aggregate, as of March 31, 2006 and 2005, and the related combined statements of operations and cash flows for the three months ended March 31, 2006, and 2005 which (a) shall have been prepared based on the separate accounting records maintained by the Sellers and applicable Affiliates of Sellers and (b) will fairly present, in all material respects, the combined financial position of the Systems in the aggregate as of March 31, 2006 and 2005, and the combined results of their operations for the three months ended

March 31, 2006 and 2005, in accordance with GAAP for interim financial information, which will include all of the information and footnote disclosures required by GAAP for interim financial information, (c) shall have been reviewed in accordance with SAS 100 by Deloitte & Touche or another Big 4 accounting firm, and (d) shall have been prepared to comply with the requirements of Regulations S-X of the SEC. In the event the Closing occurs more than 135 days after (A) March 31, 2006 or (B) the date of any later calendar quarter end, financial information related to such quarterly period in accordance with this
Section 5.2.2, shall be furnished to Buyer promptly after the 135th day after the date of the applicable calendar quarter end; provided that the out-of-pocket expenses incurred in connection with the preparation of the financial statements pursuant to this sentence shall be shared equally by Buyer and Sellers.

            5.2.3 within forty-five (45) days (or sooner if available) after the end of each month between the date hereof and the Closing Date, such monthly financial and operating reports as are routinely prepared for internal use for management of the Sellers.

      5.3 Consents and Replacement Agreements.

            5.3.1 Sellers and Buyer covenant and agree as follows:

                  (i) Following the execution hereof, until the Closing, Sellers and Buyer shall each use its commercially reasonable efforts to obtain as expeditiously as possible the Consents listed on SCHEDULE 5.3, including without limitation, reasonable replacement or separated Contracts and reasonably comparable replacement or separated authorizations (including any Telecommunications Authorizations).

                  (ii) As soon as practicable after the execution of this Agreement, but in any event no later than thirty (30) days after such execution (subject to extension for a period of up to an additional ten (10) days, if reasonably necessary for a party to complete its application), Sellers and Buyer shall prepare and file or deliver, or cause to be prepared and filed or delivered, all applications (including FCC Forms 394 or other appropriate forms) or requests required to be filed with or delivered to the FCC, any State Regulatory Authority, any Franchising Authority or any other Person that are that are necessary to obtain the Consents for the transfer of the Exclusive Governmental Permits and any other Consents of the FCC or any State Regulatory Authority listed on SCHEDULE 5.3, which applications shall include, where applicable, a request that Sellers and their Affiliates be unconditionally released from or under any obligation of Sellers thereunder or any of Sellers' or their Affiliates' guarantee or surety of any of the Sellers' obligations or performance thereunder. Buyer and Sellers shall each be responsible for and pay one half of all Governmental Permit transfer fees, including fees and expenses of counsel, accountants, agents and other representatives, related thereto.

                  (iii) As soon as practicable after the execution of this Agreement, but in any event no later than thirty (30) days after such execution (subject to extension for a period of up to an additional ten (10) days, if reasonably necessary for Buyer to complete its application) Buyer shall prepare and file, or cause to be prepared and filed, all applications required to be filed with the FCC and any State Regulatory Authority that are necessary to obtain replacement authorizations for the Telecommunications Authorizations set forth on SCHEDULE 2.8.3. Buyer and Sellers shall each be responsible for and pay one half of all fees, including fees and expenses of counsel, accountants, agents and other representatives, of related thereto.

                  (iv) As soon as practicable after the execution of this Agreement, but in any event no later than thirty (30) days after such execution (subject to extension for a period of up to an additional ten (10) days, if reasonably necessary for a party to complete its requests for Consent), the parties shall make appropriate requests for any Consents required under the Contracts set forth on SCHEDULE 5.3, which requests shall include a request that Sellers and their Affiliates be unconditionally released of any guarantee or surety of any of the Sellers' obligations or performance thereunder in connection therewith. If any Transferred Contract, Non-Exclusive Retransmission Consent Agreement, Master Carrier Agreement or Master CBI Agreement requires Buyer to assume such Transferred Contract or the obligations of any of the Sellers thereunder (or with respect to such Non-Exclusive Retransmission Consent Agreement, Separated Retransmission Rights, or with respect to such Master Carrier Agreement, Separated Carrier Rights, or with respect to such Master CBI Agreement, Separated CBI Rights, or with respect to Non-Exclusive Cox Media Agreements, Separated Advertising Sales Rights) in connection with the consummation of the transactions contemplated by this Agreement, Buyer shall, effective as of Closing, assume any such Transferred Contract and obligations (or with respect to such Non-Exclusive Retransmission Consent Agreement, Separated Retransmission Rights, or with respect to such Master Carrier Agreement, Separated Carrier Rights, or with respect to such Master CBI Agreement, Separated CBI Rights, or with respect to Non-Exclusive Cox Media Agreements, Separated Advertising Sales Rights) pursuant to an instrument reasonably acceptable to all parties thereto. Buyer and Sellers shall each be responsible for and pay one half of all administrative or other fees imposed by a Person as a condition to processing or giving any Consent or as a condition to entering into a new replacement agreement with Buyer in lieu of giving Consent to assignment of such Transferred Contract (or with respect to such Non-Exclusive Retransmission Consent Agreement, Separated Retransmission Rights, or with respect to such Master Carrier Agreement, Separated Carrier Rights, or with respect to such Master CBI Agreement, Separated CBI Rights, or with respect to Non-Exclusive Cox Media Agreements, Separated Advertising Sales Rights) to Buyer, including fees and expenses of counsel, accountants, agents and other representatives related thereto.

                  (v) If, notwithstanding their commercially reasonable efforts, Sellers are unable to obtain one or more of the Consents, (a) Buyer and the applicable Seller shall enter into the Management Agreement with respect to affected Franchises as contemplated in Section 10.1.3, (b) Buyer and the applicable Seller shall enter into the Outsourcing Agreement with respect to affected State Telecommunications Authorizations as contemplated in Section 10.1.4, (c) as to a Consent involving a Transferred Contract, Sellers shall transfer the affected Transferred Contract to Buyer notwithstanding the absence of any such Consent and (d) as to a Consent involving Separated Retransmission Rights, Separated Carrier Rights, Separated CBI Rights or Separated Advertising Sales Rights, Sellers, at their sole option, may elect to either transfer or not transfer such Separated Retransmission Rights, Separated Carrier Rights, Separated CBI Rights or Separated Advertising Sales Rights and, in any case of clause (a), (b), (c) or (d), above, none of the Sellers shall be liable to Buyer for any breach of covenant under this Section 5.3.1, and, for the avoidance of doubt, after the Closing, Sellers shall not have any obligation with respect to obtaining any Consents or any liability for the failure of such Consents to be obtained. Except as expressly set forth in Section 5.3.2 below, nothing in this
Section 5.3.1
shall require the expenditure or payment of any funds (other than in respect of normal and usual attorneys fees, filing fees or other normal costs of doing business) or the giving of any other consideration by Buyer or Sellers or any adjustment to the Purchase Price.

                  (vi) Sellers will use their commercially reasonable efforts to assist Buyer in connection with Buyer's efforts to obtain replacement assets for any Excluded Assets and to obtain Separated Retransmission Rights, Separated Carrier Rights, Separated CBI Rights and Separated Advertising Sales Rights. In the event a replacement Contract or a replacement asset for an Excluded Asset is not obtained, Sellers will, if and to the extent Buyer shall request, reasonably assist Buyer in obtaining the benefits to which Sellers are entitled under their Contracts or with respect to the Excluded Assets; provided, however, that the obligations required to procure such benefits would be Buyer's, and Sellers will reasonably assist with any transfer or assignment to Buyer by Sellers of any right or benefit arising thereunder or resulting therefrom.

            5.3.2 Except as otherwise agreed by Sellers and Buyer, Buyer shall not be required to accept any Consent from any Governmental Authority or other Person which contains any adverse condition, change or additional or different adverse terms to an Exclusive Governmental Permit, Transferred Contract, Separated Retransmission Rights, Separated Carrier Rights, Separated CBI Rights or Separated Advertising Sales Rights to which such Consent relates as a requirement for such Governmental Authority or other Person granting its Consent; provided, however, that any conditions, changes or additional or different terms that are customary in the industry for cable system operators similarly situated to Buyer in terms of size and financial and operating qualifications, giving effect to the transaction contemplated by this Agreement, shall be accepted by Buyer. Buyer agrees that any of such conditions, changes or additional or different terms falling within the proviso of the previous sentence shall be deemed commercially reasonable for purposes hereof.

            5.3.3 Buyer shall promptly furnish to any Governmental Authority or other Person from whom a Consent is requested such accurate and complete information regarding Buyer and its Affiliates, including financial information concerning Buyer and other information relating to the cable and other media operations of Buyer, as a Governmental Authority or other Person may reasonably require in connection with obtaining any Consent, and Buyer shall promptly furnish to Sellers a copy of any such information provided to a Governmental Authority or other Person, and any other information concerning Buyer as Sellers may reasonably request in connection with obtaining any Consent.

            5.3.4 Each of Buyer and Sellers shall use their commercially reasonable efforts to keep one another apprised of any request by Governmental Authorities or other Persons of any conditions, changes or additional or different terms to an Exclusive Governmental Permit, Transferred Contract, Separated Retransmission Rights, Separated Carrier Rights, Separated CBI Rights or Separated Advertising Sales Rights for which a Consent is sought.

            5.3.5 Buyer agrees that if any Consent related to an Exclusive Governmental Permit, Transferred Contract, Separated Retransmission Right, Separated Carrier Right, Separated CBI Right or Separated Advertising Sales Right that includes a guarantee (including any continuing obligation as assignor) or surety by any Seller or any of its Affiliates of any of the

Sellers' or Sellers' Affiliates' obligations or performance thereunder does not include an unconditional release thereof, from and after Closing Buyer shall indemnify and hold harmless Sellers and their Affiliates from and against any and all Losses arising out of any such guarantee or surety.

      5.4 HSR Act Filing. As soon as practicable after the execution of this Agreement, but in any event no later than thirty (30) days after such execution (subject to extension for a period of up to an additional ten (10) days, if reasonably necessary for a party to complete its notification and report if not filed by the expiration of such thirty (30) day period), the parties will each complete and file, or cause to be completed and filed, any notification and report required to be filed under the HSR Act. The parties shall use commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The parties shall use commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Buyer, on the one hand, and Sellers, on the other hand, shall share equally the cost of the filing fee required under the HSR Act.

      5.5 Transfer Taxes, Etc.

            5.5.1 Buyer and Sellers shall each be responsible for and pay one half of all sales, use, transfer, documentary and purchase Taxes and fees, filing fees (except as expressly set forth in Section 5.4), recordation fees and application fees (collectively, the "TRANSFER TAXES"), if any, arising out of the transactions contemplated herein, and Buyer shall be responsible for, and Sellers shall cooperate with Buyer in connection with, the timely filing of all necessary documents (including all Tax Returns), subject to Sellers right , in advance, to review, comment on and approve, which approval shall not be unreasonably withheld, such documents with respect to Transfer Taxes.

            5.5.2 All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Transferred Assets and the assets of the Acquired Companies and all Taxes of the Acquired Companies shall be prorated between Buyer and Sellers as of the Adjustment Time. Sellers shall be responsible for all such taxes and fees on the Transferred Assets and assets of the Acquired Companies and the Taxes of the Acquired Companies to the extent attributable to any period up to and including the Adjustment Time. Buyer shall be responsible for all such taxes and fees on the Transferred Assets and the assets of the Acquired Companies to the extent attributable to any period after the Adjustment Time. With respect to Taxes described in this Section 5.5, Sellers shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Buyer shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 5.5 and such payment includes the other party's share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

            5.5.3 Buyer and Sellers shall cooperate, as and to the extent reasonably requested by the other party, to obtain from any Taxing Authority, or to provide to the other party hereto, any certificate or other document as may be necessary or helpful to mitigate, reduce or eliminate any Transfer Tax that could be imposed with respect to the transactions contemplated by this Agreement. Without limiting the foregoing, at Closing, Buyer shall deliver to the appropriate Seller a properly completed resale certificate (or an acceptable substitute therefor) for each state in which Buyer is purchasing the Transferred Assets for resale, in order to qualify such purchase for the applicable resale exemption under the sales Tax (or similar) laws of each applicable state (collectively, the "RESALE CERTIFICATES").

      5.6 Bonds, Letters of Credit, Etc. Subject to the provisions of Section
5.3.2 hereof, Buyer shall take all steps and execute and deliver all documents to ensure that, on the Closing Date, or such other later date not to exceed thirty (30) days following the Closing, Buyer has delivered such bonds, letters of credit, indemnity agreements and similar instruments in such amounts and in favor of such Franchising Authorities and other persons requiring the same in connection with the Exclusive Governmental Permits, the Transferred Contracts and the bonds, letters of credit and similar instruments set forth on SCHEDULE 3.19.

      5.7 Transition Services; Intellectual Property. At Closing, Buyer and Sellers will (and, if applicable, Sellers will cause certain of their Affiliates to) execute and deliver (a) an agreement in the form attached hereto as EXHIBIT C (the "TRANSITION SERVICES AGREEMENT"), pursuant to which Sellers or Sellers' Affiliates or agents will agree to perform certain transitional services for Buyer with respect to the Systems pursuant to the terms therein, and (b) a license agreement in the form attached hereto as EXHIBIT D (the "INTELLECTUAL PROPERTY LICENSE AGREEMENT"), pursuant to which Sellers or Acquired Companies or any Affiliate thereof will license to Buyer the right to use certain Licensed Intellectual Property and Software owned by Sellers or Acquired Companies or any Affiliate thereof solely in connection with the operation of the Systems.

      5.8 Covenants Regarding Employee Matters.

            5.8.1 Within seven (7) days from the date hereof, Sellers shall provide Buyer with a list of all Eligible Employees (defined below) including their names, dates of hire and current salary initialed by the parties with reference to this Section. Effective as of the Closing Date, Buyer shall offer employment to each of the Eligible Employees except those Eligible Employees identified by Buyer by notice (the "EXCLUSION NOTICE") to Sellers not later than ninety (90) days after the date of this Agreement, except as otherwise provided in this Section 5.8. For purposes of this Agreement, "ELIGIBLE EMPLOYEES" mean all Sellers Employees with the exception of those individuals set forth in notice by Sellers to Buyer heretofore delivered to Buyer. Except as otherwise provided in this Section 5.8, Buyer shall offer employment to the Eligible Employees (other than those Eligible Employees identified by Buyer in the Exclusion Notice to Sellers provided for above) on terms and conditions that are substantially similar in the aggregate to the terms and conditions of employment applicable to other employees of Buyer who are similarly situated (such Eligible Employees whom Buyer hires as of Closing Date, collectively the "TRANSFERRED EMPLOYEES"). Buyer and Sellers shall cooperate reasonably from and after the date hereof to communicate with Eligible Employees regarding the offers of employment to be made by Buyer hereunder and otherwise to give effect to this
Section 5.8.

            5.8.2 Sellers shall be responsible for and shall cause to be discharged and satisfied in full amounts owed to any Transferred Employee in respect of wages, salaries, any employment, incentive, compensation or bonus agreements or payments on account of termination or other benefits, in each case accrued prior to the Adjustment Time (other than Accrued Vacation, which Buyer will honor pursuant to Section 5.8.4).

            5.8.3 Buyer shall waive all preexisting condition limitations under Buyer's health plan for Transferred Employees covered by Sellers' health care plan as of the Adjustment Time and shall provide such health care coverage effective as of the Adjustment Time without the application of any eligibility period for coverage. In addition, Buyer shall cause Buyer's health care plan to credit all employee payments toward deductible and co-payment obligations limits under Sellers' health care plan for the plan year that includes the Adjustment Time as if such payments had been made for similar purposes under Buyer's health care plan during the plan year that includes the Adjustment Time, with respect to Transferred Employees. Buyer shall offer no inducement to any person to elect continuation coverage pursuant to Part 6 of Subtitle B of Title I of ERISA ("COBRA") with respect to any of Sellers' "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code).

            5.8.4 For each Transferred Employee, Buyer shall give past service credit for eligibility and vesting crediting purposes (but not for benefit accrual purposes) under each of its employee benefit plans that, on or after the Adjustment Time, provides coverage to Transferred Employees to the same extent such employment service was credited for similar purposes under Sellers' employee benefit plans prior to the Adjustment Time. Buyer shall permit Transferred Employees to use and shall grant Transferred Employees credit for and shall assume and be responsible for Accrued Vacation, but only to the extent taken into account in the determination of the Current Adjustment.

            5.8.5 Buyer shall be responsible for and pay severance to any Transferred Employees discharged by Buyer without cause within six (6) months after the Closing in an amount to which such Transferred Employees would have been entitled to severance payments pursuant to Sellers' severance benefits plan if such Transferred Employees had been discharged without cause by Sellers immediately prior to Closing and had not been hired by Buyer as of the Closing. A description of Sellers' severance benefits plan as of the date hereof is attached hereto as SCHEDULE 5.8.5.

            5.8.6 Subsequent to the Closing, the account balances of the Transferred Employees under the Sellers' 401(k) plan shall be payable to such Transferred Employees in accordance with the terms of the plan. Upon evidence reasonably satisfactory to Buyer of the qualified status of Seller's 401(k) plan, Buyer will permit rollovers to Buyer's 401(k) plan of cash and of promissory notes that relate to outstanding loans made to participants from Sellers' 401(k) plan, if any, with respect to any Transferred Employee that elects to make such a rollover. Buyer's 401(k) plan shall be substituted as the obligee of such promissory notes, and, except as permitted by applicable Legal Rules, no other changes shall be made with respect to the terms of the notes. Buyer shall effect such rollovers in a manner intended not to result in the recognition of taxable income by the Transferred Employees, and shall take, or shall cause its 401(k) plan to take, any actions that are necessary to effect such rollovers.

            5.8.7 Sellers and Buyer shall in good faith negotiate an employee reorganization plan by December 31, 2005 (the "REORGANIZATION PLAN"). Sellers and Buyer further agree to negotiate in good faith to timing and content of any notice of termination, and any separation and release agreement, to be provided to any employees who, under the Reorganization Plan, will not be offered employment by Buyer in an effort to mitigate any liability under the WARN Act. Any severance payment obligations, including for this purposes of this Section
5.8.7 any severance pay amounts and any amounts required or agreed to be paid to resolve any potential liability arising under the WARN Act, arising from the termination of any Eligible Employee by Sellers prior to Closing pursuant to the Reorganization Plan and paid by Sellers shall be applied against the Severance Maximum. In addition, any such severance payment obligations arising from the failure by Buyer to offer employment to Eligible Employees in accordance with the Reorganization Plan and paid by Sellers shall be applied against the Severance Maximum. In the event the parties fail to reach agreement on the Reorganization Plan, Sellers obligation for severance shall remain subject to the Severance Maximum. The amount of any severance payment obligations, including for this purpose any severance pay amounts and any amounts required or agreed to be paid to resolve any potential liability arising under the WARN Act, paid by Sellers in excess of the Severance Maximum (the "Severance Excess") shall be treated as an adjustment to the Purchase Price pursuant to Section 2.6.1(i)(P). Buyer shall be solely responsible for and shall pay any payment obligations required or agreed to be paid to resolve any potential liability arising under the WARN Act by virtue of the failure on the part of Buyer to make a sufficient number offers of employment to Eligible Employees pursuant to this
Section 5.8.1 or as a result of Buyer's termination of the employment of any Transferred Employees after Closing.

            5.8.8 This Section 5.8 shall operate exclusively for the benefit of the parties to this Agreement and not for the benefit of any other Person, including, without limitation, any current, former or retired employee of the Sellers, Sellers' Affiliates or spouse or dependents of such other Person.

      5.9 Environmental Investigations.

            5.9.1 After the date of this Agreement, Buyer may elect, at its own expense, to order a Phase I environmental site assessment of any Owned Real Property or Leased Real Property to the extent expressly permitted by the applicable lease as Buyer may determine, to be performed by a nationally recognized environmental firm selected by Buyer, and approved by Sellers, which approval shall not be unreasonably withheld, conditioned or delayed (the "ENVIRONMENTAL FIRM"), which Phase I environmental site assessments must be completed within ninety (90) days after the date of this Agreement. If the Environmental Firm reasonably determines as a result of those assessments that further investigation or testing is necessary, Buyer may cause to be performed, at its expense, Phase II environmental site assessments at the Owned Real Property and the Leased Real Property except to the extent expressly prohibited by the applicable lease, as soon as reasonably practicable by the Environmental Firm. Following their completion, Buyer will promptly deliver copies of such Phase I and Phase II environmental site assessment reports to Sellers. Sellers will comply with any reasonable request for information made by Buyer or the Environmental Firm in connection with any such investigation and shall afford Buyer and the Environmental Firm access to all areas of the Owned Real Property, at reasonable times and in a reasonable manner in connection with any such investigation. In the event that as a result of Phase II environmental assessments, the Environmental Firm reasonably determines that remedial action is required by Environmental Law (a "Required Action"), Buyer shall promptly notify Sellers and provide Sellers with copies of the relevant report.

            5.9.2 If the estimated cost required to complete the Required Action (as provided by the Environmental Firm) is equal to or less than the current amount of the then Unutilized Deductible (as hereafter defined), Buyer shall accept the Transferred Assets in their then condition and an amount equal to Buyer's actual cost to complete the Required Action shall reduce the amount of the Unutilized Deductible provided for in Section 9.5.1 (it being understood and agreed that no Liabilities arising out of or relating to such Required Action shall serve as the basis for a claim for indemnification by Buyer pursuant to
Article 9 but the amount of the Unutilized Deductible shall be reduced as provided in this Section 5.9.2), but not below zero. For purposes of this Agreement, "Unutilized Deductible" means the Deductible amount net of any prior reductions resulting from the application of the provisions of either this
Section 5.9 or Section 5.10.

            5.9.3 If the estimated cost required to complete the Required Action (as provided by the Environmental Firm) is greater than the Unutilized Deductible, then notwithstanding any other provisions set forth in this Agreement, Sellers shall have the following options:

                  (i) Sellers may elect to cause such Required Action, at Sellers' cost, to be performed in accordance with applicable Environmental Laws, including without limitation, by virtue of Sellers' agreement to complete such Required Action or be responsible therefor after Closing to the extent such Required Action has not been completed prior to Closing;

                  (ii) Sellers may substitute the Owned Real Property which is the subject of the Required Action with a parcel that shall be acceptable to Buyer in Buyer's reasonable discretion, and relocate and construct any improvements constituting Transferred Assets thereon, including the headend, plant and facilities at Sellers' cost. In this case, the replacement property shall become a Transferred Asset and the Owned Real Property which is the subject of the Required Action shall become an Excluded Asset; or

                  (iii) Sellers may, upon twenty (20) days' prior written notice to Buyer, terminate this Agreement pursuant to Section 8.1.6 without any further Liability of Buyer or Sellers, unless within said 20-day period Buyer notifies Sellers of Buyer's election to consummate this Agreement and accept the Transferred Assets in their then condition, in which event (A) this Agreement shall not be terminated as provided in this Section 5.9.3(iii) and (B) an amount equal to Buyer's actual cost to complete the Required Action shall reduce the amount of the Unutilized Deductible provided for in Section 9.5.1 (it being understood and agreed that no Liabilities arising out of or relating to such Required Action shall serve as the basis for a claim for indemnification by Buyer pursuant to Article 9 but the amount of the Unutilized Deductible shall be reduced as provided in clause (B) of this Section 5.9.3(iii)), but not below zero.

      5.10 Risk of Loss.

            5.10.1 The risk of loss, damage or destruction to the Systems from fire, theft or other casualty or cause shall be borne by Sellers at all times up to the Closing. It is expressly understood and agreed that in the event of any material loss or damage to any material portion of the Transferred Assets from fire, casualty or other cause prior to the Closing, Sellers shall promptly notify Buyer of same in writing. Such notice shall report the loss or damage incurred, the cause thereof, if known, and the insurance coverage, if any, related thereto.

            5.10.2 Notwithstanding any other provision contained in this
Agreement:

                  (i) If the amount of damage sustained not covered by insurance is less than the Unutilized Deductible, this Agreement shall remain in full force and effect, the Closing shall be consummated and Buyer shall accept such Transferred Assets in their then condition; Sellers shall pay or assign to Buyer all proceeds of insurance from third party insurers theretofore received or to be received covering the Transferred Assets involved, together with an amount equal to the applicable deductible under such insurance policies; there shall be no reduction to the Purchase Price or any claim for indemnification by Buyer pursuant to Article 9; the actual amount of damage not covered by insurance shall reduce the amount of the Unutilized Deductible provided for in Section
9.5.1 (it being understood and agreed that no Liabilities arising out of or relating to such casualty shall serve as the basis for a claim for indemnification by Buyer pursuant to Article 9, but the amount of the Unutilized Deductible shall be reduced as provided in this Section 5.10.2(i)), but not below zero.

                  (ii) If the amount of damage sustained not covered by insurance exceeds the Unutilized Deductible and which is not repaired, replaced or restored prior to the Closing, Sellers may, upon twenty (20) days' prior written notice to Buyer, terminate this Agreement pursuant to Section 8.1.7 without any further Liability of Buyer or Sellers, unless within said 20-day period Buyer notifies Sellers of Buyer's election to consummate this Agreement and accept such Transferred Assets in their then condition, in which event this Agreement shall not be terminated as provided in this Section 5.10.2(ii); Sellers shall pay or assign to Buyer all proceeds of insurance from third party insurers theretofore received or to be received covering the Transferred Assets involved, together with an amount equal to the applicable deductible under such insurance policies; there shall be no reduction to the Purchase Price or any claim for indemnification by Buyer pursuant to Article 9; the actual amount of damage not covered by insurance shall reduce the amount of the Unutilized Deductible provided for in Section 9.5.1 (it being understood and agreed that no Liabilities arising out of or relating to such casualty shall serve as the basis for a claim for indemnification by Buyer pursuant to Article 9, but the amount of the Unutilized Deductible shall be reduced as provided in this Section 5.10.2(ii)), but not below zero.

      5.11 Subscriber Information. Buyer shall use all Subscriber Information obtained from Sellers pursuant to the transaction contemplated by this Agreement in compliance with Sections 222 and 631 of the Communications Act and all other Legal Rules governing the use, collection, disclosure and storage of such information.

      5.12 Cure. For all purposes under this Agreement, the existence or occurrence of any events or circumstances which constitute or cause a breach of a representation or warranty of any of the Sellers or Buyer, as the case may be, on the date such representation or warranty is made shall be deemed not to constitute a breach of such representation or warranty if such event or circumstance is cured, including without limitation, by virtue of Sellers' agreement to cure or be responsible for such matter after Closing to the extent such cure cannot be completed prior to Closing; provided, however, that neither Sellers nor Buyer, as the case may be, shall be permitted to effectuate any such cure by amendment to, or addition of, any schedule to this Agreement without the consent of the other party.

      5.13 Disclosure. Disclosure of information in any portion of a schedule shall be deemed disclosure in all other relevant portions of the schedules to the extent that the relevance of such disclosure to such other portion of the schedules would be reasonably apparent in light of the circumstances. In addition, (a) the fact that any disclosure on any schedule is not required to be disclosed in order to render the applicable representation or warranty to which it relates true, or that the absence of such disclosure on any schedule would not constitute a breach of such representation or warranty, shall not be deemed or construed to expand the scope of any representation or warranty hereunder or to establish a standard of disclosure in respect of any representation or warranty and (b) disclosure of a particular matter on any schedule shall not in any circumstance be construed to mean that such matter is material or has not had or would be reasonably expected to have a Material Adverse Effect.

      5.14 No Other Representations or Warranties.

            5.14.1 Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Transferred Assets, the Assumed Liabilities and the Systems and (b) has been furnished with or has been given adequate access to such information about the Transferred Assets, the Assumed Liabilities and the Systems as it has requested. In connection with Buyer's investigation of the Transferred Assets, the Assumed Liabilities and the Systems, Buyer may have received and may hereafter receive from the Sellers or its representatives estimates, projections and other forecasts relating to the Transferred Assets, the Assumed Liabilities and the Systems, and plan and budget information with respect thereto (collectively, "PROJECTIONS"). Buyer acknowledges that there are uncertainties inherent in attempting to make Projections, that Buyer is familiar with such uncertainties, and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of any Projections and Sellers shall have no liability or obligation with respect thereto.

            5.14.2 Buyer acknowledges and agrees that, except for the representations and warranties made by the Sellers and expressly set forth in
Article 3 of this Agreement, none of the Sellers or any Affiliate or representative of the Sellers has made and shall not be construed as having made to Buyer or to any representative or Affiliate thereof, and neither Buyer nor any Affiliate nor any representative thereof has relied upon, any representation or warranty of any kind. Without limiting the generality of the foregoing, and notwithstanding any express representation and warranty made by the Sellers in
Article 3 hereof, Buyer agrees that none of the Sellers or any Affiliate or any representative of the Sellers makes or has made any representation or warranty to Buyer or to any representative or Affiliate thereof with respect to any Projections or, except to the extent and as expressly covered by a representation and warranty of the Sellers contained in Article 3 hereof, with respect to any other statements, documents or other information heretofore or hereafter delivered to or made available to Buyer or to any representative or Affiliate thereof (including without limitation, the Confidential Descriptive Memorandum dated June 2005), and that Buyer will not assert any claim against the Sellers or any of their Affiliates or any of their directors, officers, employees, agents, stockholders, or representatives, or hold the Sellers or any such Persons liable with respect to any such Projections or other statements, documents or other information heretofore or hereafter delivered to or made available to Buyer or to any representative or Affiliate thereof (including without limitation, the Confidential Descriptive Memorandum dated June 2005) except to the extent and as expressly covered by a representation and warranty of the Sellers contained in Article 3 hereof.

      5.15 Access to Books and Records.

            5.15.1 Sellers agree that on and after the date hereof, during normal business hours, it shall permit Buyer and its auditors and attorneys, through their authorized representatives, to have access to and to examine all books and records of Sellers reasonably related to the Systems. Any examination or request for information shall be conducted in such a manner so as not to interfere with the business or operations of Sellers or any of their Affiliates.

            5.15.2 Buyer agrees that on and after the Closing, during normal business hours, it shall permit Sellers and their auditors and attorneys, through their authorized representatives, to have access to and to examine all books and records provided by Sellers to Buyer in connection with the transactions contemplated by this Agreement and reasonably related to events occurring prior to the Closing. Any examination or request for information shall be conducted in such a manner so as not to interfere with the business or operations of Buyer or any of its Affiliates.

            5.15.3 Buyer and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Transferred Assets, the Systems and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters. For the avoidance of doubt, Sellers shall prepare and file, or cause to be prepared and filed, the income Tax Returns of CTT for any short taxable period ending as of the Closing Date.

            5.15.4 Each party shall direct its representatives to render any assistance which the other party may reasonably request in examining or utilizing records referred to in this Section 5.15. Each party agrees to preserve all files and records which are subject to this Section 5.15 for a period of seven (7) years after the Closing Date, provided, however, each party may destroy or otherwise dispose of any such records during such seven (7) year period after first giving thirty (30) days' notice thereof to the other party, and within thirty (30) days of receipt of such notice, such other party may cause to be delivered to it the records intended to be destroyed, at such other party's expense.

      5.16 Programming Agreements.

            5.16.1 Sellers have notified each Programmer that is a party to a Programmer Optional Programming Agreement listed on SCHEDULE 1.75(a) of the transactions contemplated by this Agreement. Sellers shall notify Buyer upon receipt of any notice from such Programmer. If any such Programmer so elects, Buyer hereby agrees to execute and deliver an assignment and assumption agreement for Buyer's assumption of a particular Seller's or Seller's Affiliate's obligations with respect to the Systems and containing other customary terms for a transaction of such nature (a "Programming Assumption Agreement") with respect to such Programmer Optional Programming Agreement at Closing.

            5.16.2 Within fifteen (15) days of the date hereof, Sellers shall notify each Programmer that is a party to a Programmer Optional Programming Agreement listed on SCHEDULE 1.75(b) of the transactions contemplated by this Agreement. Sellers shall notify Buyer upon receipt of any notice from such Programmer. If any such Programmer so elects, Buyer hereby agrees to execute and deliver a Programming Assumption Agreement with respect to such Programmer Optional Programming Agreement at Closing. Buyer agrees that to the extent that the Programmer that is a party to the Programmer Optional Programmer Agreement marked with an asterisk on SCHEDULE 1.75(b) elects to require Buyer to assume the obligation to distribute its programming under the terms of Buyer's programming agreement with such Programmer (to the extent Buyer has such programming agreement with such Programmer in force), Buyer hereby agrees to assume such obligation under its terms. Buyer agrees that to the extent that the Programmer that is a party to the Programmer Optional Programming Agreement marked with an asterisk on SCHEDULE 1.75(b) elects to require Buyer to negotiate a new programming agreement with such Programmer, Buyer hereby agrees to negotiate with such Programmer in good faith the terms of a new programming agreement with respect to the Systems.

            5.16.3 To the extent that a Programmer that is a party to a Programmer Optional Programming Agreement does not elect to require the Buyer to assume the particular Seller's or Seller's Affiliate's obligations thereunder, then such programming agreement shall no longer be deemed a Programmer Optional Programming Agreement.

            5.16.4 As of the date hereof, Sellers have launched the CourtTV service to certain incremental, full-time, expanded basic subscribers in the Systems either through new analog launches or migrations from digital to analog resulting in new incremental analog subscribers (the "Current New CourtTV Analog Subscribers"). From the date hereof until the Closing Date, Sellers will continue to launch the CourtTV service to additional incremental, full-time, expanded basic subscribers in the Systems either through new analog launches or additional migrations from digital to analog resulting in new incremental analog subscribers (the "ADDITIONAL NEW COURTTV ANALOG SUBSCRIBERS"); provided that Sellers will cease such launches when Sellers have at least 150,000 in the aggregate (the "COURTTV MINIMUM") Current New CourtTV Analog Subscribers and Additional New CourtTV Analog Subscribers in the Systems. After Closing, Buyer hereby agrees: (i) in the event that Sellers have not achieved the CourtTV Minimum, to launch, as promptly as reasonably practicable, but in any event prior to December 31, 2006, the CourtTV service to additional incremental, full-time, expanded basic subscribers in the Systems either through, subsequent to the Closing, new analog launches or additional migrations from digital to analog resulting in new incremental analog subscribers until Buyer has achieved the CourtTV Minimum in the Systems; (ii) to report to Sellers within thirty (30) days of achieving the CourtTV Minimum; and
(iii) to maintain the CourtTV service as a full-time, analog expanded basic service to at least the Court TV Minimum through December 31, 2009.

      5.17 Cooperation; Commercially Reasonable Efforts. Without limiting or expanding any of the express obligations of the parties hereunder, the parties shall cooperate with each other and their respective counsel, accountants, agents and other representatives in all commercially reasonable respects in connection with any actions required to be taken as part of their respective obligations under this Agreement, and otherwise use their commercially reasonable efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder as expeditiously as practicable. In addition, Sellers will cooperate with Buyer in providing to Buyer information reasonably requested by Buyer with respect to the Transferred Assets as well as to the Excluded Assets (insofar as the Excluded Assets relate to any System).

      5.18 Non-Competition, Non-Solicitation.

            5.18.1 For a period from the Closing Date until the third anniversary of the Closing Date, Parent shall not, and shall cause its Affiliates not to, directly or indirectly, own, manage, control or participate in the ownership, management, or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in the distribution business by wireline of video, internet access or telephony operating within the Designated Area (a "RESTRICTED BUSINESS"); provided, however, that the restrictions contained in this Section 5.18.1 shall not restrict the acquisition by Parent, directly or indirectly, of (i) less than 10% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business,
(ii) a non-controlling passive interest in any Person whose stock is not publicly traded and which is engaged in the Restricted Business (iii) a Person (through a merger, asset or stock acquisition) that directly or indirectly is engaged in the Restricted Business if such Restricted Business in the Designated Area is not a predominate portion of such Person's business or operations. For purposes of this Section 5.18.1, "DESIGNATED AREA" means the portion of the municipalities and areas currently served by the Systems.

            5.18.2 For a period from the Closing Date hereof to the first anniversary of the Closing Date, Parent shall not, and shall cause its directors, officers, employees and Affiliates not to, (a) cause, solicit, induce or encourage any employees of the Systems to leave such employment, including any such individual who did not accept Buyer's offer of employment made to such individual pursuant to Section 5.8.1, or (b) hire, employ or otherwise engage any employees of the Systems with exempt status under the Fair Labor Standards Act, including any such individual who did not accept Buyer's offer of employment made to such individual pursuant to Section 5.8.1; provided, however, that it shall not be a violation of this Section 5.18.2 for Parent or Sellers
(y) to hire employees that did not receive an offer of employment from Buyer pursuant to section 5.8.1 or that have been terminated by Buyer and those set forth in the notice delivered pursuant to Section 5.8.1 by Sellers or (z) to advertise employment opportunities in newspapers, trade publications, electronic media or other media not targeted specifically at the employees of the Systems.

            5.18.3 The covenants and undertakings contained in this Section 5.18 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.18 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 5.18 will be inadequate. Therefore, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.18 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 5.18 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity.

            5.18.4 The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 5.18 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

      5.19 No Shop.

            5.19.1 Parent shall not, and shall not permit any of the Affiliates, directors, officers, Employees, representatives or agents of Parent or Sellers (collectively, the "REPRESENTATIVES") to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the Systems, the Transferred Assets or any capital stock of a Seller other than the transactions contemplated by this Agreement (an "ACQUISITION TRANSACTION"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of any Seller or the Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

            5.19.2 Parent shall, (and shall cause its Representatives to), immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction. Parent agrees not to release any third party from the confidentiality and standstill provisions of any agreement to which Parent or its Representatives are a party and which were entered into in connection with the transactions contemplated by this Agreement.

      5.20 Cooperation with Financing. Sellers shall provide, and shall cause the Acquired Companies to provide, reasonable assistance to Buyer's efforts to obtain the funds contemplated by the Financing Commitments, including provision of financial statements for prior periods, facilitating customary due diligence and arranging for members of System management to meet with prospective lenders in customary presentations or to participate in customary road shows, in each case upon Buyer's request with reasonable prior notice and at Buyer's sole cost and expense. At Buyer's sole cost and expense, the Sellers shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to cause their respective accountants to provide customary assistance in such financing. In the event of a public offering or an offering in accordance with Rule 144A under the Securities Act of 1933 of the debt or equity securities of Buyer or its Affiliates, Sellers will, upon Buyer's request with reasonable prior notice, use their commercially reasonable efforts to cause Sellers' accountants to deliver to Buyer and its Affiliates and the underwriters in any such offering a letter covering such matters as are reasonably requested by Buyer or its Affiliates or such underwriters, as the case may be, and as are customarily addressed in accountants' "comfort letters," and to provide their consent to the references to them as experts and the inclusion in any applicable filings of their auditor's reports. Buyer acknowledges that (i) the assistance provided by the Sellers, their Affiliates, officers, employees and representatives are being provided at the request of Buyer, and (ii) none of the Sellers shall have any liability to lenders or prospective lenders in connection with the activities contemplated by this Section 5.20. Buyer shall indemnify and hold harmless Sellers and their Affiliates from and against any Liabilities resulting from any assistance or activities provided pursuant to this Section 5.20, except that this clause (ii) shall not apply to any liability of the Sellers, their Affiliates, officers, employees or representatives that is determined by a court in a final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Sellers, their Affiliates, officers, employees or representatives. Sellers shall also provide, Buyer with reasonable assistance in gathering information, reasonably available to Sellers, relating to the past operations of the Systems, including information allowing conversion of subscriber numbers to equivalent billing units. Buyer shall reimburse Sellers and their Affiliates for any and all out-of-pocket expenses incurred by Sellers or any of their Affiliates in connection with their assistance provided to Buyer pursuant to this Section.

      5.21 Title Commitments; Surveys; Lien Searches. Buyer may order, at Buyer's sole cost and expense, title commitments, surveys and lien searches on each parcel of Owned Real Property. Sellers agree to cooperate with Buyer in obtaining such items.

      5.22 Inventory. Sellers covenant and agree that the Transferred Assets shall include at a minimum the quantity of inventory set forth on SCHEDULE 5.22.

      5.23 Assets Owned by Parent's Affiliates other than Sellers. To the extent any assets that are used exclusively in the Systems are owned by an Affiliate of Parent that is not a party to this Agreement, Parent shall cause such Affiliate to effect a transfer of all of such assets to Sellers prior to Closing.

      5.24 Update of Certain Schedules. Within thirty (30) days of the date hereof, Sellers shall deliver to Buyer (i) updated SCHEDULE 3.8.1. through
SCHEDULE 3.8.12, which updated Schedules shall set forth (in addition to those Transferred Contracts previously listed on said Schedules pursuant to Section
3.8 above) a true and complete list of each Transferred Contract (other than Real Property Leases and Other Real Property Interests), that fall within any of the following categories (A) agreements that provide for annual payments to or by Sellers or their Affiliates in excess of $100,000, (B) any partnership, joint venture or other similar agreement or arrangement of Sellers or the Acquired Companies, (C) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that has any remaining indemnity obligations, and (D) a brief summary of the material terms of any oral Transferred Contract that falls into any of the foregoing categories and (ii) true and complete copies of all Transferred Contracts (including all amendments, modifications and supplements thereto) that have not already been delivered or made available to Buyer pursuant to Section 3.8.1 and that are set forth on SCHEDULE 3.8.1 as updated. Within thirty (30) days of the date hereof, Sellers shall deliver an updated SCHEDULE 3.19, which updated
SCHEDULE 3.19 shall include a description of any franchise construction, fidelity performance or other bonds, guaranties in lieu of bonds or letters of credit posted by a Seller or any Acquired Company in connection with the operation or ownership of any of the Systems.

      5.25 Transition Planning. Sellers shall reasonably cooperate with Buyer with respect to transition planning for migration of activities from Sellers to Buyer in connection with the operation of the Systems; provided, however, Sellers shall be under no obligation to provide any data other than with respect to payroll, benefits and employee information.

6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AND SELLERS TO CLOSE

      6.1 Conditions Precedent to Obligations of Buyer to Close. The obligations of Buyer to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived in writing, in whole or in part, by Buyer:

            6.1.1 Representations and Warranties of Sellers. Except as affected by actions taken by Sellers in compliance with this Agreement, each of the representations and warranties of Sellers set forth in this Agreement, without giving effect to any materiality qualifier, shall be true and correct as of the Closing Date, as though made on the Closing Date (except for representations or warranties which expressly relate to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), in each case except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            6.1.2 Sellers' Covenants and Conditions. Sellers shall have in all material respects performed and complied with the covenants and agreements required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

            6.1.3 No Governmental Proceeding or Injunction. No suit, action or administrative proceeding by any Governmental Authority shall have been instituted seeking to restrain or prohibit the transactions contemplated by this Agreement (which has not been subsequently dismissed, settled or otherwise terminated); provided, however, in the case of any such proceeding(s) brought by one or more Governmental Authorities contesting or questioning the validity or legality of the transactions contemplated by this Agreement whose consent is not required as a condition to the obligations of Buyer pursuant to Section 6.1.5, the condition set forth in this Section 6.1.3 shall be deemed to have been satisfied. On the Closing Date there shall be no effective injunction, preliminary restraining order or any other order of any nature issued by a court of competent jurisdiction directing that the Closing not be consummated.

            6.1.4 Hart-Scott-Rodino. The waiting period under the HSR Act shall have expired or been terminated.

            6.1.5 Consents. (a) The aggregate number of the Systems' Basic Subscribers covered by (i) Franchises as to which Consents shall have been obtained and (ii) Franchises that do not require Consent, shall equal at least 90% of the total number of the Systems' Basic Subscribers as of the Adjustment Time and (b) the Consents listed on SCHEDULE 6.1.5 (the "Required Consents") shall have been obtained.

            6.1.6 December 31, 2005 Audited Financial Statements. Buyer shall have received the December 31, 2005 Audited Financial Statements and, if applicable, the financial statements referred to in Section 5.2.2 to the extent that such financial statements are then due as of the Closing Date pursuant to and in accordance with the terms and conditions set forth in Section 5.2.2.

            6.1.7 Deliveries. Sellers shall have made or stand willing and able to make all the deliveries to Buyer set forth in Section 7.2.

            6.1.8 Operating Cash Flow Adjustment. The Operating Cash Flow Adjustment (without giving effect to any amounts in dispute with respect thereto) shall not be more than $130,000,000.00.

            6.1.9 No Material Adverse Effect. No event, change, circumstance or occurrence shall have occurred that, individually or in the aggregate with any such events, changes, circumstances or occurrences, has had or would reasonably be expected to have a Material Adverse Effect since December 31, 2004, except as set forth on SCHEDULE 3.17.

      6.2 Conditions Precedent to Obligations of Sellers to Close. The obligations of Sellers to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions, all or any of which may be waived in writing, in whole or in part, by Sellers:

            6.2.1 Representations and Warranties of Buyer. Except as affected by actions taken by Buyer in compliance with this Agreement, each of the representations and warranties of Buyer set forth in this Agreement that is qualified by "materiality" shall be true and correct as of the Closing Date, as though made on the Closing Date (except for representations or warranties which expressly relate to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and each of the representations and warranties of Buyer set forth in this Agreement that is not qualified by "materiality" shall be true and correct in all material respects as of the Closing, as though made on the Closing Date (except for representations or warranties which expressly relate to an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

            6.2.2 Buyer's Covenants and Conditions. Buyer shall have in all material respects performed and complied with the covenants and agreements required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

            6.2.3 No Governmental Proceeding or Injunction. No suit, action or administrative proceeding by any Governmental Authority shall have been instituted seeking to restrain or prohibit the transactions contemplated by this Agreement (which has not been subsequently dismissed, settled or otherwise terminated); provided, however, in the case of any such proceeding(s) brought by one or more Governmental Authorities contesting or questioning the validity or legality of the transactions contemplated by this Agreement whose consent is not required as a condition to the obligations of Buyer pursuant to Section 6.1.5, the condition set forth in this Section 6.2.3 shall be deemed to have been satisfied. On the Closing Date there shall be no effective injunction, preliminary restraining order or any other order of any nature issued by a court of competent jurisdiction directing that the Closing not be consummated.

            6.2.4 Hart-Scott-Rodino. The waiting period under the HSR Act shall have expired or been terminated.

            6.2.5 Consents. The Required Consents shall have been obtained.

            6.2.6 Deliveries. Buyer shall have made or stand willing and able to make all the deliveries set forth in Section 7.3.

            6.2.7 Operating Cash Flow Adjustment. The Operating Cash Flow Adjustment (without giving effect to any amounts in dispute with respect thereto) shall not be more than $130,000,000.00.

7.    CLOSING AND CLOSING DELIVERIES

      7.1 Closing.

            7.1.1 Closing Date.

                  (i) The Closing shall take place on the date specified by Sellers by notice to Buyer, which specified date shall be no earlier than seven
(7) Business Days and no later than ten (10) Business Days after the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived (or will be satisfied at or upon Closing) or on such earlier or later date as Sellers and Buyer shall mutually agree; provided, that, notwithstanding the foregoing, Buyer shall have the right, by serving notice to Sellers, to extend the date on which the Closing shall take place to a date not later than 30 days following the receipt by Buyer of the December 31, 2005 Audited Financial Statements (and, if more than 135 days after December 31, 2005, within 30 days after receipt of the financial statements for March 31, 2006 described in Section 5.2.2, and if more than 135 days after March 31, 2006, within 30 days after receipt of the financial statements decscribed in Section 5.2.2 for the quarter ended June 30,
2006). Notwithstanding anything in this Agreement to the contrary, if such extension referred to above would cause the Closing to take place on a date after the End Date, the End Date shall be extended to the date that is one day after such extended Closing Date.

                  (ii) If the End Date occurs during the period any notice period under this Section 7.1 is pending, the End Date shall be extended until one (1) Business Day after the lapse of such period and Sellers and Buyer agree to close one (1) Business Day after the End Date.

            7.1.2 Closing Place. The Closing shall be held at the offices of Dow, Lohnes & Albertson, PLLC, One Ravinia Drive, Suite 1600, Atlanta, Georgia 30346, commencing at 9:00 a.m. or at such other location or time as the parties may mutually agree.

      7.2 Deliveries by Sellers. Prior to or on the Closing Date, Sellers shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

            7.2.1 Transfer Documents. Duly executed bill of sale and assignment, substantially in the form attached hereto as EXHIBIT E (the "BILL OF SALE"), limited or special (but not general) warranty deeds (subject to Permitted Encumbrances), FIRPTA Certificates, motor vehicle titles and assignments providing for the transfer of the Purchased Interests;

            7.2.2 Assumption Agreement. A duly executed assumption agreement, substantially in the form attached hereto as EXHIBIT F (the "ASSUMPTION AGREEMENT");

            7.2.3 Consents. The original or copy of the Required Consents and any other Consents received on or before the Closing Date;

            7.2.4 Secretary's Certificate. A certificate, dated as of the Closing Date, executed by the secretary (or appropriate Person) of each Seller without personal liability, certifying that the resolutions, as attached to such certificate, were duly adopted by such Seller's board of directors (or applicable Person), authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions were duly adopted and remain in full force and effect;

            7.2.5 Officer's Certificate. A certificate, dated as of the Closing Date, executed by a duly authorized officer (or appropriate Person) of each Seller, certifying to his knowledge, without personal liability, that the conditions set forth in Sections 6.1.1 and 6.1.2 are satisfied;

            7.2.6 Resignations. The resignations, effective as of the Closing, of each of the officers and directors or managers of each of the Acquired Companies;

            7.2.7 Transition Services Agreement. An original of the Transition Services Agreement, duly executed by TCAP;

            7.2.8 Intellectual Property License Agreement. An original of the Intellectual Property License Agreement, duly executed by the appropriate Seller or Affiliate of a Seller;

            7.2.9 Management Agreement. An original of the Management Agreement, duly executed by the applicable Sellers, to the extent required under Section 10.1.3;

            7.2.10 Outsourcing Agreement. An original of the Outsourcing Agreement, duly executed by the applicable Sellers, to the extent required under
Section 10.1.4;

            7.2.11 Required Programming Agreement. An original of the Required Programming Agreement, duly executed by Cox Communications Louisiana, LLC; and

            7.2.12 Programming Assumption Agreements. The Programming Assumption Agreements each duly executed by the applicable Seller or Affiliate of Seller and the applicable Programmer.

      7.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:

            7.3.1 Purchase Price. The Purchase Price (a) reduced by the amount of the Deposit, together with interest thereon (which shall be delivered to Sellers by Escrow Agent as provided in Section 2.3), and (b) subject to adjustment on the Closing Date as provided in Section 2.6;

            7.3.2 Assumption Agreement. A duly executed Assumption Agreement, pursuant to which Buyer shall assume and undertake to perform the Assumed Liabilities;

            7.3.3 Secretary's Certificate. A certificate, dated as of the Closing Date, executed by Buyer's secretary (or appropriate Person), without personal liability, certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer's board of directors (or applicable Person), authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions were duly adopted and remain in full force and effect;

            7.3.4 Officer's Certificate. A certificate, dated as of the Closing Date, executed by a duly authorized officer (or appropriate Person) of Buyer, certifying to his knowledge, without personal liability, that the conditions set forth in Sections 6.2.1 and 6.2.2 are satisfied;

            7.3.5 Required Programming Agreement. An original of the Required Programming Agreement, duly executed by Buyer;

            7.3.6 Programming Assumption Agreements. The Programming Assumption Agreements, each duly executed by Buyer and the applicable Programmer;

            7.3.7 Transition Services Agreement. An original of the Transition Services Agreement, duly executed by Buyer;

            7.3.8 Intellectual License Agreement. An original of the Intellectual License Agreement, duly executed by Buyer;

            7.3.9 Management Agreement. An original of the Management Agreement, duly executed by Buyer, to the extent required under Section 10.1.3; and

            7.3.10 Outsourcing Agreement. An original of the Outsourcing Agreement, duly executed by Buyer, to the extent required under Section 10.1.4.

            7.3.11 Resale Certificates. An original of each Resale Certificate duly executed by Buyer, to the extent required under Section 5.5.3.

8.    TERMINATION

      8.1 Method of Termination. This Agreement may be terminated prior to the Closing only as follows:

            8.1.1 By the mutual written consent of Buyer and Sellers;

            8.1.2 By Buyer anytime after the date determined for the Closing in accordance with Section 7.1 if each of the conditions set forth in Section 6.2 has been satisfied (or will be satisfied by the wire transfer of the Purchase Price, as adjusted pursuant to the terms of this Agreement, and delivery of documents at the Closing) or waived in writing by Sellers on such date (provided, however, any condition set forth in Section 6.2 shall be deemed satisfied for purposes of this Section 8.1.2 if the failure of any said condition to be satisfied was caused by any Seller's breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement) and Sellers have nonetheless refused to consummate the Closing;

            8.1.3 Subject to the terms and conditions set forth in Section 7.1, by Buyer anytime after the first (1st) anniversary of the date of this Agreement (the "END DATE"), if the Closing has not been consummated, provided that the failure to close is not a result of a breach of warranty or nonfulfillment of any covenant or agreement by Buyer or Buyer's failure to perform hereunder;

            8.1.4 By Sellers anytime after the date determined for the Closing in accordance with Section 7.1 if each of the conditions set forth in Section
6.1 has been satisfied (or will be satisfied by the delivery of documents at the Closing) or waived in writing by Buyer on such date (provided, however, any condition set forth in Section 6.1 shall be deemed satisfied for purposes of this Section 8.1.4 if the failure of any said condition to be satisfied was caused by Buyer's breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement) and Buyer has nonetheless refused to consummate the Closing;

            8.1.5 Subject to the terms and conditions set forth in Section 7.1, by Sellers anytime after the End Date, if the Closing has not been consummated, provided that the failure to close is not a result of a breach of warranty or nonfulfillment of any covenant or agreement by any Seller or Seller's failure to perform hereunder;

            8.1.6 By Sellers pursuant to Section 5.9.3;

            8.1.7 By Sellers pursuant to Section 5.10.2;

            8.1.8 By Sellers or Buyer, if there shall be in effect a final nonappealable injunction or other final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 8.1.8 shall not be available to a party if such injunction or order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

            8.1.9 By Sellers at anytime prior to Closing, if there has been a breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement such that an officer of Buyer would be unable to deliver the certificate to Sellers required under Section 7.3.4 regarding Buyer's representations and warranties and Buyer's performance of its obligations as required pursuant to Section 6.2.1 and Section 6.2.2, respectively, and such breach or condition is not curable; or

            8.1.10 By Buyer at anytime prior to Closing, if there has been a breach of any representation, warranty, covenant or agreement made by Sellers in this Agreement such that an officer of any Seller would be unable to deliver the certificate to Buyer required under Section 7.2.5 regarding Sellers' representations and warranties and Sellers' performance of their obligations as required pursuant to Section 6.1.1 and Section 6.1.2, respectively, and such breach or condition is not curable.

      8.2 Rights Upon Termination.

            8.2.1 In the event of a termination of this Agreement pursuant to Sections 8.1.1, 8.1.6, 8.1.7 or 8.1.8 (as long as the injunction or order referred to in Section 8.1.8 causing the termination was not caused, in whole or in part, by the failure of Buyer to perform any of its obligations under this Agreement) hereof, Buyer shall be entitled to the return of the Deposit and all interest accrued thereon, each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or stockholders) shall be liable to any other party for any Losses hereunder.

            8.2.2 In the event of a termination of this Agreement pursuant to
Section 8.1.2 or 8.1.8 (as long as the injunction or order referred to in Section 8.1.8 causing the termination was not caused, in whole or in part, by the failure of Buyer to perform any of its obligations under this Agreement), if any Seller is in breach of this Agreement, Buyer shall be entitled to the return of the Deposit and all interest accrued thereon and Buyer shall have the further right to pursue all legal or equitable remedies for breach of contract or otherwise.

            8.2.3 In the event of a termination of this Agreement pursuant to
Section 8.1.3, Buyer shall be entitled to the return of the Deposit and all interest accrued thereon and, if any Seller is in breach of this Agreement, Buyer shall have the further right to pursue all legal or equitable remedies for breach of contract or otherwise.

            8.2.4 In the event of a termination of this Agreement pursuant to
Section 8.1.10, Buyer shall be entitled to the return of the Deposit and all interest accrued thereon and, Buyer shall have the further right to pursue all legal or equitable remedies for breach of contract or otherwise.

            8.2.5 In the event of a termination of this Agreement pursuant to
Section 8.1.4 or 8.1.8 (as long as the injunction or order referred to in Section 8.1.8 causing the termination was not caused, in whole or in part, by any Seller's failure to perform any of its obligations under this Agreement and the injunction or order referenced in Section 8.1.8 causing the termination was caused, in whole or in part, by Buyer's failure to perform any of its obligations under this

Agreement), if the Closing has not been consummated solely as a result of a breach of warranty or nonfulfillment of any covenant or agreement by Buyer or Buyer's failure to perform hereunder, Sellers shall be entitled to receive the Deposit and all interest accrued thereon as liquidated damages for the damages suffered by Sellers (which amount the parties agree is a reasonable estimate of the damages that will be suffered by Sellers and does not constitute a penalty).

            8.2.6 In the event of a termination of this Agreement pursuant to
Section 8.1.5, if the Closing has not been consummated solely as a result of a breach of warranty or nonfulfillment of any covenant or agreement by Buyer or Buyer's failure to perform hereunder, Sellers shall be entitled to receive the Deposit and all interest accrued thereon as liquidated damages for the damages suffered by Sellers (which amount the parties agree is a reasonable estimate of the damages that will be suffered by Sellers and does not constitute a penalty). Buyer shall be entitled to the return of the Deposit and all interest accrued thereon in the event of a termination of this Agreement pursuant to Section
8.1.5 under any other circumstances.

            8.2.7 In the event of a termination of this Agreement pursuant to
Section 8.1.9, Sellers shall be entitled to receive the Deposit and all interest accrued thereon as liquidated damages for the damages suffered by Sellers (which amount the parties agree is a reasonable estimate of the damages that will be suffered by Sellers and does not constitute a penalty).

      8.3 Other Termination Provisions.

            8.3.1 Notwithstanding the foregoing, a party may not rely on the failure of any condition set forth in Article 6 to be satisfied if such failure was caused by such party's breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement.

            8.3.2 Sellers and Buyer acknowledge and agree that if the Closing does not occur , Buyer's maximum liability under this Agreement shall be the amount of the Deposit, together with all interest accrued thereon. Buyer shall be liable for such amount if the Closing does not occur solely by reason of the breach by Buyer of any of its obligations hereunder or if Sellers validly terminate this Agreement pursuant to Section 8.2.5, 8.2.6 or 8.2.7, and such payment is intended to be liquidated damages, it being agreed that said amount shall constitute full payment to Sellers for any claim by Sellers for any and all damages suffered by the Sellers by reason of any such breach by Buyer of any of its obligations under this Agreement (other than for attorneys fees provided in Section 8.3.3, below) or by reason of any such termination. Buyer and Sellers agree in advance that actual damages would be difficult to ascertain and that the amount of the Deposit and all interest accrued thereon is a fair and equitable amount to reimburse the Sellers for damages sustained due to Buyer's breach of any of its obligations under this Agreement and that said amount does not constitute a penalty or forfeiture and neither Seller nor Buyer will seek to assert that the provisions of this Section 8.3.2 are unenforceable in any way.

            8.3.3 Notwithstanding any provision in this Agreement that may limit or qualify a party's remedies, in the event of a breach or default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the breaching or defaulting party of its reasonable legal fees and expenses (whether incurred at trial or on appeal).

            8.3.4 The obligations of the parties described in Sections10.2 through 10.19 (and all other provisions of this Agreement relating to expenses) will survive any termination of this Agreement.

9.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

      9.1 Representations, Warranties and Covenants. All representations, warranties, covenants and agreements contained in this Agreement or instruments delivered pursuant hereto shall be deemed continuing representations, warranties, covenants and agreements, and in the case of representations, warranties and covenants and agreements to be performed prior to Closing (said covenants and agreements, collectively, "PRE-CLOSING COVENANTS") shall survive for a period ending twelve (12) months after the Closing Date; provided, however, that Section 3.10 (Taxes) and Section 3.11 (Employee Benefit Plans) shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations with respect to the particular matter that is the subject thereof; Section 3.14 (Environmental Matters) shall survive the Closing for five (5) years; and Section 3.1 (Organization, Standing, Authority);
Section 3.6 (Personal Property, solely with respect to title); Section 3.7 (Real Property, solely with respect to title); Section 3.20 (Brokers of Sellers);
Section 4.1 (Organization, Standing, Authority); and Section 4.6 (Brokers of Buyer) shall survive the Closing indefinitely (each such period a "SURVIVAL PERIOD"). All covenants and agreements contained in this Agreement or instruments delivered pursuant hereto (except for Pre-Closing Covenants) shall survive until performed and discharged in full.

      9.2 Indemnification by Sellers. After Closing, Sellers, jointly and severally, shall indemnify and hold Buyer and its Affiliates and their respective officers, directors, employees stockholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the "BUYER INDEMNIFIED Parties") harmless against and with respect to, and shall reimburse Buyer Indemnified Parties for:

            9.2.1 Liabilities resulting from any untrue representation, breach of warranty or breach of any Pre-Closing Covenant by Sellers or Parent contained herein;

            9.2.2 Liabilities resulting from any claims made by (i) any of Citigroup Global Markets Inc., Lehman Brothers Inc., J.P. Morgan Securities Inc., Daniels & Associates arising from the Brokerage Services and (ii) any broker, finder, agent, financial advisor or other intermediary employed or alleged to have been employed by Sellers or any of Sellers' Affiliates;

            9.2.3 Liabilities resulting from any breach by Sellers or Parent of any covenants and agreements contained in this Agreement (other than Pre-Closing Covenants which are the subject of Section 9.2.1);

            9.2.4 Liabilities arising out of or relating to (i) Taxes now or hereafter owed by Sellers, Parent or any Affiliate of Sellers and (ii) Taxes that relate to the Acquired Companies, the Transferred Assets or the Systems for taxable periods (or portions thereof) ending at or before the Adjustment Time, including, without limitation, Taxes allocable to Sellers pursuant to Section 5.5 (collectively, "RETAINED TAXES");

            9.2.5 Liabilities arising out of or related to the ownership by Sellers of the Transferred Assets or their conduct of the business of the Systems, in each case, prior to the Adjustment Time, and the Excluded Assets, whether prior to or after the Adjustment Time; and

            9.2.6 Liabilities of the Acquired Companies (i) arising or relating to periods prior to the Adjustment Time that are not Assumed Liabilities and
(ii) other than those accruing or arising after the Adjustment Time under Contracts set forth in SCHEDULE 3.21.5.

      9.3 Indemnification by Buyer. After Closing, Buyer shall indemnify and hold Sellers and their Affiliates and their respective officers, directors, employees stockholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the "SELLERS INDEMNIFIED PARTIES") harmless against and with respect to, and shall reimburse the Sellers Indemnified Parties for:

            9.3.1 Liabilities resulting from any untrue representation, breach of warranty or breach of any Pre-Closing Covenant by Buyer contained herein;

            9.3.2 Liabilities resulting from any claim by any broker, finder, agent, financial advisor or other intermediary employed or alleged to have been employed by Buyer or any of Buyer's Affiliates;

            9.3.3 Liabilities resulting from any breach by Buyer of any covenants and agreements contained in this Agreement (other than Pre-Closing Covenants which are the subject of Section 9.3.1);

            9.3.4 Liabilities resulting from the Assumed Liabilities; and

            9.3.5 Liabilities resulting from the operation or ownership by Buyer of the Transferred Assets or its conduct of the business of the Systems after the Adjustment Time.

      9.4 Procedure for Indemnification. The procedure for indemnification shall be as follows:

            9.4.1 The party claiming indemnification (the "CLAIMANT") shall promptly give notice to the party from whom indemnification is claimed (the "INDEMNIFYING PARTY") of any claim, whether between the parties (a "DIRECT CLAIM") or brought by a third party, specifying (i) the factual basis for such claim; and (ii) the estimated amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant (a "Third Party Claim"), such notice shall be given promptly by Claimant to the Indemnifying Party after written notice of such Third Party Claim is received by Claimant; provided, however, that the failure of the Claimant to give timely notice hereunder shall not relieve the Indemnifying Party of its obligations under this Article 9 unless, and only to the extent that, the Indemnifying Party has been materially prejudiced thereby.

            9.4.2 Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said 30-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim, subject to the terms and in accordance with the procedures set forth herein. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

            9.4.3 With respect to any Third Party Claim as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any Third Party Claim, the Claimant shall have the right to participate in the defense of such claim at its own expense.

            9.4.4 In the event the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any Third Party Claim the Indemnifying Party shall be bound by the results obtained by the Claimant with respect to such claim; provided, however, the Claimant shall not have the right to consent or otherwise agree to any non-monetary settlement or relief, including, without limitation, injunctive relief or other equitable remedies, without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed. In the event that the Indemnifying Party assumes control of the defense of any Third Party Claim, the Claimant shall be bound by the results obtained by the Indemnifying Party with respect to such claim and the Indemnifying Party shall have the right to consent or otherwise agree to any monetary settlement for which the Indemnifying Party is responsible in full, but shall not have the right to consent or otherwise agree to any other monetary or non-monetary settlement or relief, including, without limitation, injunctive relief or other equitable remedies, without the prior written consent of the Claimant, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, neither the Indemnifying Party nor the Claimant shall settle or compromise any such claim or demand unless the Claimant or the Indemnifying Party, as the case may be, is given a full and complete release of any and all liability by all relevant parties relating thereto.

            9.4.5 If a claim, whether a Direct Claim or a Third Party Claim, requires immediate action, the parties will work in good faith to reach a decision with respect thereto as expeditiously as possible.

      9.5 Limitation on Indemnification; Exclusive Remedy; Time Period.

            9.5.1 Neither party will have an obligation to indemnify the other party under Section 9.2.1 or Section 9.3.1, as the case may be, until the aggregate amount of such other party's Liabilities exceeds Ten Million Dollars $10,000,000 (the "DEDUCTIBLE"), and then Buyer or Sellers, as the case may be, shall only be liable for Liabilities exceeding the Deductible; provided, however, that the Deductible shall not apply to (a) claims for breach of warranty under Section 3.1 (Organization, Standing and Authority); Section 3.6 (Personal Property, solely with respect to title);
Section 3.7 (Real Property, solely with respect to title); Section 3.10 (Taxes);
Section 3.20 (Brokers of Sellers); Section 3.22 (Sufficiency of Assets); Section
4.1 (Organization, Standing and Authority); and Section 4.6 (Brokers of Buyer) or (b) claims for breach of any Pre-Closing Covenant.

            9.5.2 Notwithstanding anything to the contrary contained in this Agreement, the aggregate maximum liability of either party to the other party under Section 9.2.1 or Section 9.3.1, as the case may be, shall be limited to (in the aggregate) an amount equal to three percent (3%) of the Purchase Price (the "CAP"); provided, however, that the Cap shall not apply to claims made for breach of warranty under Section 3.1 (Organization, Standing and Authority); Sections 3.6 (Personal Property, solely with respect to title); 3.7 (Real Property, solely with respect to title); Section 3.10 (Taxes); Section 3.20 (Brokers of Sellers); Section 4.1 (Organization, Standing and Authority); and
Section 4.6 (Brokers of Buyer).

            9.5.3 The amount payable by either party with respect to Article 9 shall be reduced by the amount of any insurance proceeds received by the Claimant with respect to Liabilities, and each of the parties hereby agrees to use reasonable efforts to collect any and all insurance proceeds to which it may be entitled in respect to any such Liabilities. To the extent that insurance proceeds are received after payment has been made by either party, the Claimant shall promptly pay an amount equal to such proceeds to the Indemnifying Party. Nothing in this Section 9.5.3 shall be interpreted to require the Claimant to seek such insurance proceeds prior to proceeding for indemnity under this
Article 9.

            9.5.4 After the Closing, the sole and exclusive remedy of any party for any misrepresentation or breach of a warranty, covenant or agreement set forth in or made pursuant to this Agreement shall be a claim for indemnification under and pursuant to this Article 9.

            9.5.5 Any claim for indemnification pursuant to Section 9.2.1 or
Section 9.3.1 must be brought within the applicable Survival Period; provided, however, if prior to the close of business on the last day of said Survival Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

            9.5.6 Notwithstanding any provision contained herein to the contrary, neither Buyer nor Sellers shall be liable to the other under Article 9 of this Agreement for any lost profits, punitive, incidental, consequential or special damages of any nature whatsoever.

10.   MISCELLANEOUS

      10.1 Primary and Secondary Transfers.

            10.1.1 Primary Transfer. If the conditions set forth in Article 6 have been satisfied, yet not all of the Franchise Consents have been obtained or not all of the State Consents have been obtained, then Buyer and Sellers shall consummate the Closing, excluding (a) those Franchises as to which Consents have not been obtained (each such Franchise referred to herein as a "RETAINED FRANCHISE") and any related assets prohibited from being transferred to Buyer pursuant to applicable Legal Rules and such Retained Franchise, as determined in the reasonable discretion of Sellers (the "RELATED FRANCHISE ASSETS") and (b) those telecommunications operations as to which a State Consent has not been obtained (each such telecommunications operation referred to herein as a "RETAINED TELECOMMUNICATIONS OPERATION") and any related assets prohibited from being transferred to Buyer pursuant to any applicable Legal Rule, as determined in the reasonable discretion of Sellers ("RELATED TELECOMMUNICATIONS ASSETS").

            10.1.2 Subsequent Transfers. Following the Closing, the parties shall continue to use commercially reasonable efforts (consistent with and subject to the provisions of Section 5.3 hereof) to obtain Consents for the transfer of the Retained Franchises or Retained Telecommunications Operations. Within ten (10) Business Days of obtaining a Consent for a Retained Franchise or a Retained Telecommunications Operation, Sellers shall assign and transfer such Retained Franchise and any Related Franchise Assets or such Retained Telecommunications Operation and any Related Telecommunications Assets to Buyer (a "SUBSEQUENT TRANSFER"). At the time of a Subsequent Transfer of any Retained Telecommunications Operation, Sellers shall remit to Buyer an amount equal to one-half the net operating cash flow (taking into account said ordinary course operating expenses) for the Retained Telecommunications Operation between the Adjustment Time and the effective date of the Subsequent Transfer of such Retained Telecommunications Operation.

            10.1.3 Management Agreement for Retained Franchises. Concurrent with the Closing, the parties shall enter into a management agreement substantially in the form attached hereto as EXHIBIT G with respect to each area served by a Retained Franchise (the "MANAGEMENT AGREEMENT").

            10.1.4 Outsourcing Agreement for Retained Telecommunications Operations. Concurrent with the Closing, the parties shall enter into an outsourcing agreement substantially in the form attached hereto as EXHIBIT H with respect to each area served by a Retained Telecommunications Operation (the "OUTSOURCING AGREEMENT").

            10.1.5 Facilities Sharing Arrangement for FCC Business Radio Licenses. If the conditions set forth in Article 6 have been satisfied, but not all of the FCC's Consents for the assignment of FCC business radio licenses listed in SCHEDULE 3.4(a) have been obtained, then Buyer and Sellers shall consummate the Closing, excluding such FCC business radio licenses and any related assets prohibited from being transferred to Buyer pursuant to applicable Legal Rules, as determined in the reasonable discretion of Sellers. Buyer and Sellers shall enter into a reasonable facilities sharing agreement, consistent with applicable Legal Rules, to permit Buyer to communicate over the facilities covered by such FCC business radio licenses until the Consents for the assignment of such FCC business radio licenses are obtained and the licenses have been assigned. Within ten (10) Business Days of obtaining the FCC's Consent for the assignment of the FCC business radio licenses, Sellers shall assign and transfer such FCC business radio licenses to Buyer.

            10.1.6 Construction. All provisions contained in this Agreement shall be applied with respect to the Transferred Assets and Systems conveyed at Closing and at any Subsequent Transfer in the same manner as if all of the Transferred Assets and Systems had been transferred at Closing.

      10.2 Notices. All notices, demands and requests which may be or are required or permitted to be given, served, sent or delivered under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, facsimile transmission (to be followed promptly by written confirmation mailed by certified mail as provided below) or sent by overnight courier service or certified mail, return receipt requested, (c) deemed to have been given on the earliest of: the date of personal delivery, the date of transmission and receipt of facsimile transmissions, or the date set forth in the records of the delivery service or on the return receipt and (d) addressed as follows:

      If to Sellers:    c/o Cox Communications, Inc.
                        1400 Lake Hearn Drive, N.E.
                        Atlanta, Georgia  30319
                        Attn: Robert N. Redella, Vice President, Mergers and
                              Acquisitions
                        Facsimile No.: (404) 847-6336

      With a copy to:   Cox Communications, Inc.
                        1400 Lake Hearn Drive, N.E.
                        Atlanta, Georgia 30319
                        Attn: General Counsel
                        Facsimile No.: (404) 843-5845

      If to Buyer:      Cebridge Connections
                        12444 Powerscourt Drive, Suite 450
                        St. Louis, Missouri  63131
                        Attention: Heather Wood, Senior Vice President,
                                   Corporate Development
                        Facsimile: (314) 965-0500
                        and
                        Attn: Craig L. Rosenthal, Vice President and General
                              Counsel
                        Facsimile: (314) 315-9322

      With copies to:   Cequel III, LLC
                        12444 Powerscourt Drive, Suite 450
                        St. Louis, Missouri  63131
                        Attention: Wendy Knudsen, Executive Vice President and
                                   General Counsel
                        Facsimile: (314) 965-0500

                        Brown Raysman Millstein Felder & Steiner LLP
                        900 Third Avenue
                        New York, New York  10022
                        Attention: Stanley E. Bloch

                        Facsimile: (212) 895-2900

or to any such other persons or addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 10.2. Rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of the notice.

      10.3 No Assignment; Benefit and Binding Effect. Any Seller may assign its rights and obligations under this Agreement without Buyer's consent to an Affiliate of such Seller; provided that such assignment shall not relieve or release the assignor of its obligations under this Agreement or the Related Agreements and Sellers shall provide Buyer with prompt notice of any such assignment. Buyer shall not assign this Agreement (or its rights or obligations hereunder) without the prior written consent of Sellers, which consent shall be in Sellers' discretion; provided, however, that (i) Buyer may assign (in whole or in part) any of its rights and delegate (in whole or in part) any of its obligations under this Agreement to (A) any Affiliate of Buyer, (B) Cequel III, LLC (which is an Affiliate of Buyer), (C) any Affiliate of Cequel III, LLC or
(D) any entity with respect to which Cequel III, LLC or an Affiliate of Cequel III, LLC is the manager, provided that such assignment shall not relieve or release Buyer of its obligations under this Agreement and provided further that such assignment shall not materially delay or impair the consummation of the transactions contemplated hereby or the transfer or Consent process with respect to any Franchise or Governmental Permit and (ii) at or following the Closing, Buyer may collaterally assign (in whole or in part) its rights hereunder to any bank or other financing institution in connection with Buyer's financing arrangements and Buyer shall provide Sellers with prompt notice of any such assignment. Subject to the foregoing, this Agreement and the Related Agreements shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      10.4 Bulk Transfer. Buyer acknowledges that Sellers have not filed, and will not file, any bulk transfer notice or otherwise comply with applicable bulk transfer laws, and the parties agree to waive compliance with same; provided, however, this Section 10.4 shall not limit the obligations of Sellers under
Section 9.2.4.

      10.5 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the choice of law provisions or conflicts of law principles of such state.

      10.6 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of any party in the negotiation, performance or enforcement hereof.

      10.7 Submission to Jurisdiction; Venue. Each of the parties hereto agrees to submit to the jurisdiction of any court of the State of Delaware or the United States District Court for the District of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the matters contemplated hereby. Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this

Agreement in any such Delaware state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the matters contemplated hereby other than in any such Delaware state or federal court.

      10.8 Headings. The headings herein and in the schedules hereto are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

      10.9 Gender and Number. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

      10.10 Entire Agreement. This Agreement and the Related Agreements represent the entire understanding and agreement between Buyer and Sellers with respect to the subject matter hereof. All schedules and exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, as if fully set forth herein. This Agreement supersedes all prior negotiations between Buyer and Sellers with respect to the transactions contemplated hereby, and all letters of intent and other writings relating to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is executed by the party against which enforcement of any such amendment, supplement or modification is sought.

      10.11 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing Date, but subject to the express provisions of this Agreement and without expanding any party's express obligations hereunder, it will execute such additional instruments and take such actions as may be reasonably requested by the other party to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

      10.12 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure not so specifically waived.

      10.13 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law; provided, however, that the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner that is materially adverse to any party affected by such invalidity or unenforceability.

      10.14 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument, and a facsimile transmission shall be deemed to be an original signature.

      10.15 No Third Party Beneficiaries. This Agreement constitutes an agreement solely among the parties hereto, and, except with respect to the Buyer Indemnified Parties or the Sellers Indemnified Parties, is not intended to and will not confer any rights, remedies or Liabilities, legal or equitable on any Person other than the parties hereto and their respective successors or assigns, or otherwise constitute any person a third party beneficiary under or by reason of this Agreement.

      10.16 Construction. This Agreement has been negotiated by Buyer and Sellers and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

      10.17 Public Announcements. Each party shall consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement without the prior written approval of the other. Notwithstanding the foregoing, the parties hereto acknowledge and agree that they may, without each other's prior consent, issue such press releases or make such public statements as may be compelled by applicable law, in which case the issuing party shall consult with the other party and use all commercially reasonable efforts to agree upon the nature, content and form of such press release or public statement.

      10.18 No Personal Liability. Notwithstanding any other provision set forth in this Agreement, no holder of an Equity Interest, director, officer, employee or individual representative of any Seller or any Affiliate of any Seller, on the one hand, or of Buyer or any Affiliate of Buyer, on the other hand, shall have any personal liability as a result of any breach by any Seller or any Affiliate of any Seller, on the one hand, or by Buyer or any Affiliate of Buyer, on the other hand, of their respective representations, warranties, covenants or agreements contained herein.

      10.19 Expenses. Except as set forth elsewhere in this Agreement, Sellers and Buyer shall bear their own costs and expenses incurred in connection with the negotiation, preparation execution or consummation of this Agreement (including, but not limited to, fees and expenses of attorneys, accountants, consultants, finders and investment bankers) whether or not any Closing occurs.

      10.20 Guarantee. Parent hereby unconditionally, irrevocably and absolutely guarantees to Buyer the due and punctual performance and discharge of all of each Seller's obligations under this Agreement existing on the date hereof or hereafter of any kind or nature whatsoever, including, without limitation, the due and punctual payment of any amount that such Seller is or may become obligated to pay pursuant to this Agreement. The guarantee under this Section 10.20 is a guarantee of timely payment and performance and not merely of collection.

                       [Signatures on the following page]

      IN WITNESS WHEREOF, this Agreement has been executed by Buyer, Sellers and Parent as of the date first above written.

                                     BUYER:

                                     CEBRIDGE ACQUISITION CO. LLC

                                        By Cequel III, LLC, its manager

                                        By: /s/ Jerald L. Kent
                                            ----------------------------------
                                        Name: Jerald L. Kent
                                        Title: CEO

                                     SELLERS:

                                     TCA CABLE PARTNERS

                                     By: /s/ Robert N. Redella
                                         ---------------------------------------
                                     Name: Robert N. Redella
                                     Title: Vice President

                                     COX SOUTHWEST HOLDINGS, L.P.

                                     By: /s/ Robert N. Redella
                                         ---------------------------------------
                                     Name: Robert N. Redella
                                     Title: Vice President

                                     COX COMMUNICATIONS LOUISIANA, L.L.C.

                                     By: /s/ Robert N. Redella
                                         ---------------------------------------
                                     Name: Robert N. Redella
                                     Title: Vice President

                                     COXCOM, INC.

                                     By: /s/ Robert N. Redella
                                         ----------------------------------
                                     Name: Robert N. Redella
                                     Title: Vice President

                                     COX TELCOM PARTNERS, INC.

                                     By: /s/ Robert N. Redella
                                         -----------------------------------
                                     Name: Robert N. Redella
                                     Title: Vice President

                                     PARENT:

                                     COX COMMUNICATIONS, INC.

                                     By: /s/ Robert N. Redella
                                         -----------------------------------
                                     Name: Robert N. Redella
                                     Title: Vice President - Mergers and
                                            Acquisitions